Exhibit 10.43

AMENDED AND RESTATED

LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT

OF

HDC NORTH BEACH DEVELOPMENT, LLLP

Among

DTRS NORTH BEACH DEL CORONADO, LLC,

DCORO HOLDINGS, LLC,

KSL DC NEWCO, LLC

AND

HDC DC CORPORATION

Dated: As of January 9, 2006

i

EXHIBIT A	-	North Beach Property Description

EXHIBIT B	-	“Book-Up” to Partners’ Capital Accounts

EXHIBIT C	-	Allocation Examples

EXHIBIT D	-	Nominal Capital Contributions

EXHIBIT E	-	Development Management Agreement

EXHIBIT F	-	Guaranty Agreement

AMENDED AND RESTATED

LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made and entered into as of January 9, 2006 (the “Effective Date”), by and among (i) DTRS NORTH BEACH DEL CORONADO, LLC, a Delaware limited liability company (hereinafter referred to as “SHC TRS”), (ii) KSL DC NEWCO, LLC, a Delaware limited liability company (hereinafter referred to as “KSL Newco”), (iii) DCORO HOLDINGS, LLC, a Delaware limited liability company (hereinafter referred to as “KKR LP”) and (iv) HDC DC CORPORATION, a Delaware corporation (hereinafter referred to as “DC Corp”). SHC TRS, KSL Newco, KKR LP and DC Corp are hereinafter referred to as the “Class A Limited Partners”. The General Partner and the Class A Limited Partners are hereinafter referred to as the “Class A Partners”. DC Corp, SHC TRS and KSL Newco are hereinafter referred to as the “Class B Limited Partners”. The Class A Partners and the Class B Limited Partners are hereinafter referred to as the “Partners”.

RECITALS

A. On August 8, 2005, certain of the Partners and other predecessor partners formed CNL KSL North Beach Development, LP (the “Company”) as a Delaware limited partnership by filing the Certificate and entered into an Agreement of Limited Partnership on the same date (the “Original Agreement”). The Company was formed to purchase the North Beach Property and to complete the North Beach Development Project.

B. On the date hereof, the Partners and/or certain of their affiliates have entered into that certain Amended and Restated Limited Partnership Agreement (the “Hotel Partnership Agreement”) of SHC KSL Partners, L.P. (the “Hotel Partnership”) which governs such partners’ indirect ownership of the Hotel.

C. Pursuant to that certain Purchase and Sale Agreement, dated as of October 31, 2005, by and among Recreation (as defined herein), KSL LP and SHC del Coronado, L.L.C. (the “Purchase Agreement”), the parties to this Agreement shall own the Partnership Interests described herein.

D. The parties hereto desire to enter into this Agreement for the purpose of revising the Original Agreement to reflect the developments described in Recital C. The parties hereto further desire to amend and restate the Company’s certificate of limited partnership and to file a statement of qualification to become a limited liability limited partnership.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners agree as follows:

ARTICLE 1.

FORMATION AND CONTINUATION

Section 1.1 Organization; Continuation. The Company was organized as a Delaware limited partnership pursuant to the Act on the date set forth in Recital A above.

Section 1.2 Agreement; Effect of Inconsistencies with Act. This Agreement amends and restates the Original Agreement in its entirety. This Agreement supersedes the Original Agreement, which shall be of no further force or effect. The Partners agree to the terms and conditions of this Agreement, as it may from time to time be amended, supplemented or restated according to its terms. The Partners intend that this Agreement shall be the sole source of the agreement among the parties with respect to the Property and the Company’s business and purpose. Except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different from the provisions of the Act or any other law. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act. If the Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. Each Partner shall be entitled to rely on the provisions of this Agreement, and no Partner shall be liable to the Company or to any other Partner for any action or refusal to act taken in good faith reliance on this Agreement. The Partners and the Company agree that the duties and obligations imposed on the Partners as such shall be those set forth in this Agreement, which is intended to govern the relationship among the Company and the Partners, notwithstanding any provision of the Act, fiduciary duties or common law to the contrary.

Section 1.3 Name. The name of the Company shall be “HdC North Beach Development, LLLP”, and such name shall be used at all times in connection with the conduct of the Company’s business. The General Partner may, from time to time, change the name of the Company upon notice to the other Partners.

Section 1.4 Effective Date. This Agreement shall become effective as of the Effective Date.

Section 1.5 Term. The Partnership shall continue until the Company is dissolved and its affairs wound up in accordance with this Agreement and the Act.

Section 1.6 Certificate of Limited Partnership. On or before the date hereof, an amended and restated Certificate was filed with the Secretary of State pursuant to the Act, together with a statement of qualification to become a limited liability limited partnership pursuant to Section 214 of the Act. The General Partner shall take all other actions deemed by it to be necessary or appropriate from time to time to comply with all applicable requirements for the operation and, when appropriate, termination of the Company as a limited liability limited partnership under the Act.

Section 1.7 Registered Agent and Office. The Company’s registered agent for service of process and registered office in the State of Delaware shall be that Person and location reflected in the Certificate. The General Partner may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. If the registered agent ceases to act as such for any reason or the registered office shall change, the General Partner shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

Section 1.8 Principal Place of Business. The Company’s principal place of business shall be located at the Hotel. The General Partner may change the location of the Company’s principal place of business to anywhere within the United States from time to time. The General Partner shall make those filings and take those other actions required by applicable law in connection with the change and shall give notice to all Partners of the new location of the Company’s principal place of business promptly after the change becomes effective.

Section 1.9 Foreign Qualifications. The Company shall qualify to do business as a foreign limited partnership in each jurisdiction in which the nature of its business requires such qualification. The General Partner may select any Person permitted by applicable law to act as registered agent for the Company in each jurisdiction in which it is qualified to do business, and may replace any such Person from time to time.

Section 1.10 Partner’s Qualifications. Each Partner shall maintain its respective existence and good standing under the laws of its state of incorporation or formation, and its qualification to do business in such jurisdictions where such qualifications are required.

ARTICLE 2.

DEFINITIONS

Section 2.1 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (as defined herein);

(iii) references in this Agreement to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words “hereto,” “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the word “including” means “including, but not limited to”; and (vii) all Schedules and Exhibits to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Schedules and Exhibits.

Section 2.2 Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (unless otherwise expressly provided herein):

Act: The Delaware Revised Uniform Limited Partnership Act in its present form or as amended from time to time.

Actual Closing Costs: Actual costs incurred by the Company in connection with the exercise of any North Beach Put Rights, including, without limitation, (i) any make-whole and/or prepayment penalties payable in connection with the refinancing of any indebtedness and the placing of new indebtedness in connection with satisfying the North Beach Put Rights and (ii) all transfer, stamp and recording taxes imposed on the Transfer and all other closing costs.

Additional Capital Contributions: The additional Capital Contributions required to be made by the Partners pursuant to Section 4.3, including, as applicable, any Capital Contribution made by a Contributing Partner for a Non-Contributing Partner pursuant to Section 10.2.

Additional Contributions: As defined in Section 4.3(c).

Adjusted Basis: The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

Adjusted Capital Account Balance: As defined in Section 5.7(a).

Affiliate: and all derivations thereof, shall mean (a) as to any Person which is not an individual, any other Person controlling, controlled by or under common control with such Person, including, without limitation, any partner, member, shareholder, officer or director of such Person, as the case may be, and (b) with respect to any Person who is an individual, such individual’s parents, spouse, direct lineal or adoptive descendants, siblings, nieces, nephews and/or first cousins and/or one or more trusts created solely for the benefit of such individual or any such family members. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities or a partnership or membership interest, by contract or otherwise.

Agreement: This limited liability limited partnership agreement in its present form or as amended, supplemented or restated from time to time.

Approved or Approved by the Class A Partners: Approved in writing (including e-mail) by the Class A Partners holding at least 60% of the Class A Percentage Interests, unless a lesser percentage is herein specified.

Assignee: A Person to whom a Partnership Interest is Transferred and who is not admitted as a Partner.

Bank Accounts: As defined in Section 7.5.

Business Day: Any day other than a Saturday, a Sunday, a day on which national banks in California or Illinois are not open for business or are authorized by law to close.

Capital Account: The capital account of a Partner maintained in accordance with Section 4.4.

Capital Call Notice: As defined in Section 4.3(b).

Capital Contribution: Any money or property from time to time contributed by a Partner to the Company, including the Initial Capital Contribution and Additional Capital Contributions.

Capital Transaction: A transaction in which the Company (i) borrows money, (ii) sells, exchanges or otherwise disposes of all or any part of its Property, including a sale or other disposition pursuant to a condemnation, or (iii) receives the proceeds of property damage insurance, or any other transaction that, in accordance with GAAP, is considered capital in nature.

Carrying Value: Carrying Value means, with respect to any asset, the Adjusted Basis of the asset, except as follows:

(i) the initial Carrying Value of an asset contributed by a Partner to the Company after the Effective Date shall be the gross fair market value of the asset, as agreed to by the Partners at the time the asset is contributed;

(ii) the Carrying Values of the Company’s assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Partners,

as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Assignee or Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Partner or an Assignee of more than a de minimis amount of property as consideration for all or part of a Partnership Interest or an Assignee’s Economic Interest; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); but adjustments pursuant to clauses (a) and (b) above shall be made only if the Partners reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Company;

(iii) the Carrying Value of an asset of the Company distributed to a Partner shall be adjusted to equal the gross fair market value of the asset on the date of distribution as reasonably determined by the Partners; and

(iv) the Carrying Values of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of those assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 4.4; but the Carrying Values shall not be adjusted pursuant to this clause (iv) to the extent the Partners reasonably determine that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Carrying Value of an asset is determined or adjusted pursuant to clauses (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profit and Loss.

Certificate: The Certificate of Limited Partnership of the Company filed with the Secretary of State, as amended from time to time in accordance with the Act.

Class A Limited Partner or Class A Limited Partners: As defined in the Preamble.

Class A Partners: As defined in the Preamble.

Class A Partnership Interests: The Partnership Interests of the Class A Partners.

Class A Percentage Interests: The Percentage Interests of the Class A Partners.

Class B Limited Partners: As defined in the Preamble.

Class B Partnership Interests: The Partnership Interests of the Class B Limited Partners.

Class B Percentage Interests: The Percentage Interests of the Class B Limited Partners.

Code: The Internal Revenue Code of 1986, as in effect and hereafter amended.

Common Capital: A Class A Partner’s initial Common Capital is reflected in Section 4.1(b).

Common Capital Balance: A Class A Partner’s Common Capital Balance, as of any day, shall equal the excess of: (x) the dollar value of the Common Capital assigned to such Class A Partner under Section 4.1(b), over (y) the amount of cash distributed to such Class A Partner pursuant to Section 5.1(a)(iii) hereof. Such Common Capital Balance shall be decreased based on the date of any actual distribution. In the event a Class A Partner transfers all or any portion of its Class A Partnership Interest in accordance with the terms of this Agreement, its transferee shall succeed to the Common Capital Balance to the extent it relates to the transferred Class A Partnership Interest.

Company: The limited liability limited partnership continued pursuant to this Agreement, and any successor limited liability limited partnership that continues the business of the Company, and is a reformation or reconstitution of the Company.

Completion Guaranty: As defined in Section 1(c) of the Guaranty Agreement.

Contributing Partner: Any Class A Partner other than a Non-Contributing Partner.

Contribution Event: As defined in Section 10.1.

DC Corp Shares: All of the common stock of DC Corp owned by the equity owners of DC Corp.

Deadlock Response Period: As defined in Section 4.3(c).

Defaulting Partner: A Partner or Partners with respect to which an Event of Default has occurred and is continuing.

Demand: As defined in Section 4.3(d).

Depreciation: For each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its Adjusted Basis on the Effective Date or at the beginning of a subsequent Fiscal Year, Depreciation shall be determined in a manner permitted by the Regulations promulgated under Section 704(c). To the extent consistent with such Regulations, Depreciation shall be an amount which bears the same ratio to the beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year (or part thereof) bears to such beginning Adjusted Basis.

Development Agreement: That certain Development Agreement dated as of the Effective Date between the Company and KSL DC Development Management, LLC, attached hereto as Exhibit E.

Development Manager: KSL DC Development Management, LLC, a Delaware limited liability company.

Disabling Conduct: As defined in Section 6.3(a).

Distribution or Distributions: A distribution of cash by the Company to a Partner or an Assignee on account of a Partnership Interest pursuant to Section 5.1 or Section 14.3.

Document: As defined in Section 6.6.

Due Date: As defined in Section 4.3(b).

Economic Interest: With respect to an Assignee, the Assignee’s rights to receive allocations of Profits and Losses and Distributions.

Effective Date: As defined in the Preamble.

Emergency Costs: Costs and expenses required to (a) correct a condition that if not corrected would endanger imminently the preservation or safety of the Property or the safety of owners, tenants, guests or other persons lawfully on or using the Property, (b) avoid the imminent suspension of any necessary service in or to the Property, or (c) prevent any of the Partners from being subjected imminently to criminal or substantial civil penalties or damages.

Environmental Indemnity Agreement: That certain Environmental Indemnity Agreement dated as of the date hereof among GMAC and the Guarantors.

Equivalent Partner: As defined in Section 8.1(b).

Equivalent Percentage: As defined in Section 8.1(b).

Event of Default: As defined in Section 10.1.

Excluded Recourse Liability: As defined in Section 4.3(d).

Fair Market Value: For purposes of determining a North Beach Put Price, the amount at which a willing seller would sell and a willing buyer would buy the Property assuming that both parties are well-informed about the Property and the market for the

Property, which amount shall be determined as of the date of the delivery of the applicable put notice or the Strategic/ROFO Sale Notice under the Hotel Partnership Agreement and otherwise as follows:

(a) The Company and the party exercising a North Beach Put Right shall attempt in good faith to reach agreement as to the Fair Market Value of the Property. If such parties are unable to reach agreement as to such Fair Market Value within a reasonable period, such parties shall attempt in good faith to agree on the appointment of a single appraiser who shall be instructed to determine such Fair Market Value within thirty (30) days after such appointment.

(b) If the Company and the party exercising a North Beach Put Right are unable to agree to the appointment of a single appraiser, then each of such parties shall designate in writing an appraiser. Each such appraiser shall be instructed to submit to its counterpart, within thirty (30) days after designation, its report setting forth such appraiser’s determination of the applicable Fair Market Value (the “Preliminary Appraised Value”). If the lower of the two Preliminary Appraised Values is equal to or greater than ninety percent (90%) of the higher of such Preliminary Appraised Values, then the two such Preliminary Appraised Values shall be averaged and the result shall be the Fair Market Value. If the Fair Market Value is not determined pursuant to the preceding sentence, the two appraisers shall within ten (10) days after their reports have been delivered be instructed to designate a third appraiser (the “Deciding Appraiser”).

(c) The Deciding Appraiser shall be instructed to deliver to each of the Company and the party requesting an appraisal, within 30 days after the appointment of the Deciding Appraiser, its report setting forth its determination of which of the 2 Preliminary Appraised Values shall be the Fair Market Value. The Deciding Appraiser shall be instructed that it must choose 1 of the two 2 Preliminary Appraised Values and may not determine any other value to be the Fair Market Value. The Deciding Appraiser’s determination shall be final and binding upon the parties.

(d) Each appraiser appointed pursuant to this Agreement shall be an independent, duly qualified appraiser affiliated with an established real estate appraisal company, and shall have at least five (5) years experience in performing appraisals of luxury hotel properties which are located in California.

The costs and expenses of an appraiser appointed pursuant to subsection (a), above, shall be borne by the Company and the party requesting a North Beach Put Right equally. Each of the Company and the party requesting a North Beach Put Right shall pay the costs and expenses of the appraiser designated by such party pursuant to subsection (b), above, but the costs and expenses of the Deciding Appraiser shall be borne by the such parties equally. The Actual Closing Costs, other than the costs and expenses of an appraiser which shall be allocated as set forth in the preceding sentences, shall be deducted from the calculation of Fair Market Value.

FF&E: Furniture, fixtures and equipment.

Fiscal Quarter: Each calendar quarter in each Fiscal Year.

Fiscal Year: The Fiscal Year means (i) the calendar year, or (ii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses or other items of Company income, gain, loss or deduction pursuant to Article 5 of the Agreement.

GAAP: United States generally accepted accounting principles consistently applied from accounting period to accounting period and within each such accounting period.

General Partner: SHC TRS in its capacity as the General Partner of the Company and any successor to SHC TRS as such general partner.

GMAC: GMAC Commercial Mortgage Corporation, as agent for the benefit of the certain lenders party to the GMAC Loan.

GMAC Loan: That obligations of the Company under that certain Building Loan Agreement dated as of the date hereof among the Company, GMAC and the other lenders party thereto, and any amendment, replacement or substitution thereof.

Guarantor: Those certain Partners or their Affiliates identified as Guarantors under the Guaranty Agreement or any substitutes or replacements thereof.

Guaranty Agreement: That certain Guaranty Agreement dated as of the date hereof among GMAC and each of the Guarantors, attached hereto as Exhibit F, or any amendment, substitution or replacement thereof.

Guaranty Capital Call: As defined in Section 4.3(d).

Hotel: That certain 679-room luxury hotel located in Coronado, California, and known as the Hotel del Coronado, including all land, improvements, fixtures, and appurtenances (as described in detail in the Hotel Partnership Agreement) owned by the Hotel Partnership (or one or more of its Subsidiary Affiliates).

Initial Capital Contributions: The Capital Contributions made by the Partners pursuant to Section 4.2.

KKR Interests: As defined in Section 8.7.

KKR North Beach Put Right: As defined in Section 8.7.

KKR Partners: As defined in Section 8.7.

KKR Put Price: As defined in Section 8.7.

KSL North Beach Put Right: As defined in Section 8.6.

KSL LP Put Price: As defined in Section 8.6.

Lender: The lender under the GMAC Loan or such other lender to which the Company is obligated from time to time.

Limited Partner or Limited Partners: The Class A Limited Partners and the Class B Limited Partners.

Loan or Loans: Any obligation for borrowed money, and any bonds, debentures, notes or other evidences of indebtedness that constitute an obligation and indebtedness of the Company or its Subsidiary Affiliates, including, without limitation, the GMAC Loan or any line of credit or other credit facility for the Company’s (or its Subsidiary Affiliates’) working capital needs.

Loan Documents: Collectively, the security agreements, financing statements and all other related loan documents entered into in connection with a Loan.

Loan Guaranty: The obligation of a Guarantor pursuant to any of the Loan Documents, including without limitation pursuant to the Guaranty Agreement or the Environmental Indemnity Agreement.

Losses: As defined in Section 5.2.

Management Rights: The rights, if any, of a Partner to participate in the management of the Company, including the rights to receive information, to inspect and audit the books and records, and to vote on, consent to, or approve the action of the Company.

Maturity: With respect to any Loan, the maturity date of such Loan as set forth in the Loan Documents, including for this purpose the maturity date or accelerated maturity date, if applicable, that results by virtue of an acceleration of the maturity date of a Loan pursuant to the terms of the Loan Documents.

Minimum Gain on Nonrecourse Liability: As defined in Section 5.7(b).

Minimum Gain on Partner Nonrecourse Debt: As defined in Regulations Section 1.704-2(i).

Mortgage: Any mortgage, deed of trust, or similar security document securing a Loan.

Necessary Expenditures: (a) all Emergency Costs, (b) all fees and reimbursements owed by the Company under the Development Agreement and (c) all other expenditures whether or not of a recurring nature that are necessary for the Company to preserve, operate, maintain, improve or protect the Property or operate the business of the Company, including insurance payments, real estate tax payments, interest payments on any Loans, utility costs, repair and maintenance costs, costs of compliance with federal, state and local laws, codes, rules or regulations, and any other operating expenses or capital expenses provided for in the Development Agreement or otherwise Approved by the Class A Partners and including payment of the principal balance of a Loan upon its Maturity, but excluding payment of the principal balance of a Loan prior to its Maturity, unless such payment is required pursuant to the terms of the Loan Documents or has otherwise been Approved by the Class A Partners.

Net Cash Flow: For any specified period, an amount equal to the sum of (i) all cash revenues received by the Company (directly or through distributions from its Subsidiaries) during such period from any source and (ii) amounts set aside as reserves during earlier periods where, and to the extent, such reserves are determined by the General Partner to be no longer reasonably necessary in the efficient conduct of the Company’s business (including its business conducted through its Subsidiaries, if any) reduced by the sum of (w) cash expenditures by the Company or its Subsidiaries during such period for Development Fees (as defined in the Development Agreement), Development Costs (as defined in the Development Agreement), real estate taxes and other costs and expenses in connection with the normal conduct of the Company’s business, (x) all payments by the Company or its Subsidiaries during such period for all costs and expenses (including legal fees) of obtaining a Loan and of principal of and interest due on all Loans and other obligations of the Company for borrowed money to the extent approved pursuant to the terms of this Agreement and (y) such reserves as commercially reasonably established by the General Partner, but only to the extent the payments and expenditures described in clauses (w) and (x) are not made from funds received as Capital Contributions or from cash reserves of the Company which were established during any earlier period.

Nominal Capital Contributions: As set forth on Exhibit D.

Non-Contributing Partner: A Partner or Partners with respect to which a Contribution Event has occurred and is continuing.

Nondefaulting Partner: Any Partner other than a Defaulting Partner.

Nonrecourse Deductions: As defined in Regulations Section 1.704-2(b)(1).

North Beach Development Project: That certain limited term occupancy condominium project and related improvements currently under construction on the Property and the related public improvements.

North Beach Property: The real property relating to the North Beach Property described on Exhibit A hereto.

North Beach Put Rights: Collectively or individually, as the context indicates, the KSL North Beach Put Right, the KKR North Beach Put Right and the Strategic North Beach Put Right.

Original Agreement: As defined in the Recitals.

Parallel Transfer: As defined in Section 8.1(c).

Partners: The Class A Partners and the Class B Limited Partners.

Partnership Interest: With respect to a Partner, the Partner’s entire ownership interest in the Company and its Subsidiary Affiliates, including all of the Partner’s rights and obligations hereunder including, without limitation, its Economic Interest, Management Rights, voting rights and the obligation to comply with the terms and provisions of this Agreement.

Percentage Interest: The percentage interest from time to time of each Partner in the Company, as set forth in Section 4.1, as such percentage interest is adjusted from time pursuant to any provision of this Agreement that provides for such adjustment.

Permitted Transferee: An Affiliate of a Partner.

Person: An individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited partnership, limited liability company or other legal entity, including a governmental entity.

Preferred Capital: A Class B Limited Partner’s initial Preferred Capital is reflected in Section 4.1(c).

Preferred Capital Balance: A Class B Limited Partner’s Preferred Capital Balance, as of any day, shall equal the excess of: (x) the dollar value of the Preferred Capital assigned to such Class B Limited Partner under Section 4.1(c), over (y) the amount of cash distributed to such Class B Limited Partner pursuant to Section 5.1(a)(ii) hereof. Such Preferred Capital Balance shall be decreased based on the date of any actual distribution. In the event a Class B Limited Partner transfers all or any portion of its Class B Partnership Interest in accordance with the terms of this Agreement, its transferee shall succeed to the Preferred Capital Balance to the extent it relates to the transferred Class B Partnership Interest.

Preferred Return: means twelve and one-half percent (12.5%) per annum of the average daily balance of each Class B Partner’s Preferred Capital Balance from the Effective Date and thereafter. The Preferred Return shall be determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days in the period for which the Preferred Return is being determined, on a cumulative basis. The Partners agree that the Preferred Return is a market rate as of the Effective Time; provided, however, any Partner can require the Company to retain an independent reputable appraisal firm to determine the market rate for the Preferred Return as of the Effective Date.

Profit: As defined in Section 5.2.

Prohibited Result: As defined in Section 15.17.

Property: shall mean all tangible and intangible property, real, personal, or mixed owned by the Company or in which the Company has a beneficial interest, including the North Beach Property.

Purchase Agreement: As defined in Recital C.

Put Black-Out Period: As defined in Section 8.9.

Recourse Liability: As defined in Section 1(e) of the Guaranty Agreement.

Recreation: HdC Recreation Holdings I, LLC.

Regulations: The permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Secretary of the Treasury under the Code.

Secretary of State: The Secretary of State of the State of Delaware.

Specially Designated National or Blocked Person: (i) Persons designated by the U.S. Department of Treasury’s Office of Foreign Assets Control, or other governmental entity, from time to time as a “specially designated national or blocked person” or similar status, (ii) a Person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (iii) a Person otherwise identified by government or legal authority as a Person with whom the Partners are prohibited from transacting business.

Strategic Interests: As defined in Section 8.8.

Strategic North Beach Put Right: As defined in Section 8.8.

Strategic REIT: means Strategic Hotel Capital, Inc.

Subsidiaries, or each a Subsidiary: such wholly-owned Persons, if any, formed by the General Partner as subsidiaries or subsidiary Affiliates of the Company in connection with the business of the Company or any financing entered into by the Company, with each Partner hereto having the same or substantially similar rights under the governance or organizational documents of such Person as such Partner does under this Agreement.

Transfer and Transferred: A sale, assignment, transfer or other disposition (voluntarily or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, a Partnership Interest.

Unfulfilled Additional Contributions: As defined in Section 4.3(c).

ARTICLE 3.

BUSINESS, PURPOSES AND POWERS

Section 3.1 Business and Purpose. (a) The sole business and purpose of the Company shall be:

(i) to acquire, own, hold, develop, construct, lease, operate, manage, maintain, mortgage, improve, repair, encumber, finance, refinance, sell, redevelop, rehabilitate, improve and otherwise deal with and dispose of, directly or indirectly, through Subsidiaries, the Property; and

(ii) to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes and to do anything necessary or incidental to any of the foregoing, which in each case, is not a breach of this Agreement;

(b) The Company may not engage in any other business or activity without the approval of all of the Class A Partners.

Section 3.2 Powers. Except as otherwise provided in this Section 3.2, the Company shall have all powers of a limited liability limited partnership under the Act and the power to do all things necessary or convenient to operate its business and accomplish its purposes as described in Section 3.1, including the following:

(a) to hold, operate, manage and exercise rights with respect to all Property;

(b) to sell, transfer, assign, convey, lease, encumber or otherwise dispose of or deal with all or any part of the Property and any and all rights or interests therein;

(c) to incur expenses and to enter into and carry out contracts, agreements and guaranties necessary to accomplish the business and purposes of the Company;

(d) to raise and provide such funds as may be necessary to further the business and purposes of the Company and to borrow money, incur liabilities and issue promissory notes and other evidences of indebtedness, and to secure the same by security interest or other lien on all or any part of the Property;

(e) to employ or retain, on behalf of the Company, such Persons as, the General Partner deems advisable in the operation and management of the business of the Company, including such accountants, attorneys and consultants as the General Partner deems appropriate, on such commercially reasonable terms and at such commercially reasonable compensation as the General Partner shall determine;

(f) to collect, receive and deposit all sums due or to become due to the Company;

(g) to hire and appoint agents and employees of the Company, to define their duties and to establish their compensation;

(h) to pay any and all taxes, charges and assessments that may be levied, assessed or imposed upon any Property;

(i) to demand, sue for, collect, recover and receive all goods, claims, debts, moneys, interest and demands whatsoever now due or that may hereafter become due or belong to the Company, including the right to institute any action, suit, or other legal proceedings for the recovery of any property, or any part or parts thereof, to the possession of which the Company may be entitled, and to make, execute and deliver receipts, releases and other discharges therefore under seal or otherwise;

(j) to make, execute, endorse, accept, collect and deliver any and all bills of exchange, checks, drafts and notes of the Company;

(k) to defend, settle, adjust, compound, submit to arbitration and compromise all actions, suits, accounts, reckonings, claims and demands whatsoever that now are or hereafter shall be pending between the Company and any Person (other than disputes between or among Partners), at law or in equity;

(1) to form, organize, and operate the Subsidiaries in accordance with their respective organizational documents and resolutions as in effect on the Effective Date or, if later, their respective dates of formation or organization;

(m) to enter into and conduct its activities in accordance with the Development Agreement and the GMAC Loan;

(n) to secure and maintain insurance against liability and property damage with respect to the activities of the Company; and

(o) to do and perform all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for, the furtherance and accomplishment of the business and purposes of the Company set forth in Section 3.1.

Section 3.3 Limitations on Scope of Business. Except for the authority expressly granted to the General Partner in this Agreement, no Partner, attorney-in-fact, employee or other agent of the Company shall have any authority to bind or act for the Company or any other Partner in the carrying on of their respective businesses or activities.

Section 3.4 GMAC Loan. The Partners acknowledge and agree that, so long as the GMAC Loan is in effect, this Article 3 shall not be amended without GMAC’s prior written consent.

ARTICLE 4.

PARTNERS, CAPITAL CONTRIBUTIONS AND FINANCING

Section 4.1 Identity of Partners and Percentage Interests.

(a) Partners. The Partners of the Company shall be the Class A Partners and the Class B Limited Partners.

(b) Class A Percentage Interests. The Class A Percentage Interests for the Class A Partners are as follows:

Partner	Class A Percentage Interest	Common Capital[1]
General Partner	0.5000%	—
SHC TRS	44.0686%	$4,806,000
KKR LP	40.1865%	$4,334,000
KSL Newco	14.2449%	$1,536,000
DC Corp	1.0000%	$108,000

[1]	Estimates—TBD at closing. The total equity for North Beach is approximately $24,600,000. The allocations among the Class A Partners and the Class B Partners will be based upon the allocations that are applied in the Hotel Partnership Agreement.

(c) Class B Percentage Interests. The initial Class B Percentage Interests and Preferred Capital of the respective Class B Limited Partners are as follows:

Partner	Class B Percentage Interest	Preferred Capital[2]
DC Corp	71.6744%	$9,831,000
SHC LP	14.0807%	$1,931,000
KSL Newco	14.2449%	$1,954,000

Section 4.2 Capital Accounts. Upon the execution and delivery of this Agreement each Partner will have the Capital Account set forth on Exhibit B.

Section 4.3 Additional Capital Contributions. The Class A Partners shall be required to make Additional Capital Contributions to the Company, for the purposes and in accordance with the procedures set forth below in this Section 4.3:

(a) Necessary Expenditures and Other Costs. If at any time and from time to time after the Effective Date, the General Partner determines that the amount of the Company’s Necessary Expenditures exceeds the amount of funds then available to the Company from prior Capital Contributions, Property revenues, Loans and any reserves previously established by the Company, the Class A Partners shall make Additional Capital Contributions to fund such Necessary Expenditures. All such Additional Capital Contributions shall be made by the Class A Partners in cash or current funds, pro rata, in proportion to their respective Percentage Interests.

(b) Procedure For Additional Capital Contributions Not Due to Deadlock. (i) If, as and when Additional Capital Contributions are (i) required as determined pursuant to Section 4.3(a) or (ii) Approved by the Class A Partners pursuant to Section 6.4 hereof, the General Partner shall deliver to each Class A Partner a written notice requesting such Additional Capital Contributions (a “Capital Call Notice”). Any Capital Call Notice shall specify the date (the “Due Date”) on or before which such funds are required by the Company, which shall be at least twenty-five (25) days after delivery of the Capital Call Notice except for Additional Capital Contributions for Emergency Costs, which shall be payable within ten (10) days after delivery of the Capital Call Notice. The Capital Call Notice shall specify the use of the proceeds of the contributions to be made. Each Class A Partner shall, on or before the Due Date, pay to the Company in cash or current funds such Class A Partner’s proportionate share of the amount specified in the Capital Call Notice in accordance with its Percentage Interest. For purposes of Section 10.1(a), it

[2]	Estimates—TBD at closing.

shall be a Contribution Event as to a Class A Partner if the Class A Partner does not make the payment required by any Capital Call Notice by the applicable Due Date.

(c) Procedure For Additional Contributions In the Event of a Deadlock. In the event the General Partner is not able to obtain the Approval of the Class A Partners for an Additional Capital Contribution and the General Partner determines that the failure to obtain Additional Capital Contributions would have a material and adverse effect on the Company, the General Partner may give written notice (a “Subscription Notice”) thereof to the Class A Partners to such effect, setting forth in the Subscription Notice the amount or amounts which it believes to be required by the Company (the “Additional Contributions”), and the terms and conditions on which it proposes to obtain the Additional Contributions. The terms and conditions of such Subscription Notice may include preferential rights on distributions and liquidation and class voting. The Subscription Notice shall include a term sheet detailing the terms of the Additional Contributions (the “Term Sheet”). The Class A Partners shall have the right, for a period of thirty (30) days after the date of the Subscription Notice (the “Deadlock Response Period”), to subscribe for their pro rata share (in accordance with their respective Class A Percentage Interests) of the Additional Contributions. During the Deadlock Response Period, the Class A Partners may commit to subscribe for some or all of any Additional Contributions not taken up within the Deadlock Response Period (the “Unfulfilled Additional Contributions”). Any Unfulfilled Additional Contributions shall be either (i) sold to the Class A Partners pursuant to their commitments to purchase such Unfulfilled Additional Contributions or (ii) re-offered to the other Class A Partners who have subscribed to make Additional Contributions as nearly as practicable in accordance with their Percentage Interests. If the Class A Partners do not subscribe for all the requested Additional Contributions, the General Partner may offer to third parties all or some of the Additional Contributions in accordance with the terms and conditions offered to the Partners. If, as a condition to subscribing for such Additional Contributions, a third party conditions its purchase on the acquisition of a minimum amount of Additional Contributions, the General Partner may, in its sole discretion, reduce on a pro rata basis the amounts which the subscribing Class A Partners may acquire. If the General Partner is unable to obtain subscriptions for all of the amount of Additional Contributions (whether from existing Class A Partners or other persons) within ninety (90) days, the General Partner may issue a revised Subscription Notice in accordance with this Section 4.3(c). Once Additional Contributions are fully subscribed, the General Partner shall prepare an amendment to this Agreement reflecting any terms or any provisions included in the Term Sheet which require such an amendment, if any, and such amendment shall be deemed in full force and effect and the rights of all Partners shall be modified in accordance therewith.

(d) Satisfaction of Loan Guaranty Obligations.

(i) General. In the event that a Guarantor receives a demand under or with respect to any Loan Guaranty, including without limitation any Completion Guaranty, any guaranty with respect to a Recourse Liability (other than an Excluded Recourse Liability as described in subsection (iii) below), and any guaranty pursuant to the Environmental Indemnity Agreement (each, a “Demand”), such Guarantor (other than the General Partner or its Equivalent Partner) shall notify the General Partner within 3 Business Days after receipt of such Demand. Except for Excluded Recourse Liabilities, if any Demand is made to all of the Guarantors on a several basis in accordance with their respective Percentage Interests, the amount required to satisfy such Demand shall be deemed a Necessary Expenditure of the Company to be funded by the Class A Partners as an Additional Capital Contribution.

(ii) Capital Calls for Loan Guaranty Obligations. If a Demand has been made to less than all Guarantors, the General Partner may send a Capital Call Notice to any Guarantor that has not received a Demand setting forth the Guarantor’s several portion of the Loan Guaranty based on such Guarantor’s (or its Equivalent Partner’s) Percentage Interest. Such amount shall be paid by the Guarantor to the Company, or as otherwise directed by the General Partner, within 5 Business Days after receipt of the Capital Call Notice. It shall be a Contribution Event as to any Guarantor (or its Equivalent Partner) that does not make the payment required by any Capital Call Notice within the time period set forth in the preceding sentence. For purposes of calculating the 60-day notice period set forth in Section 10.2 hereof, each Contribution Event contemplated by this Section 4.3(d) shall be deemed to occur on the date of the receipt of a Demand by the applicable Guarantor, or in the case of a Guarantor that has not received a Demand, on the date that the first Demand was received by any other Guarantor with respect to a particular Loan Guaranty. Delivery of a Capital Call Notice pursuant to this Section 4.3(d)(i) and the Additional Capital Contribution arising therefrom are referred to herein as a “Guaranty Capital Call”.

(iii) Excluded Recourse Liabilities. In the event that a Demand is made with respect to a Recourse Liability, and such Demand has been made to less than all Guarantors, then such Demand shall trigger a Guaranty Capital Call except under the following circumstances (referred to herein as “Excluded Recourse Liabilities”): (A) the Recourse Liability arose from an action or omission of a Partner or its Affiliate taken without a reasonable belief by such party that the action or omission was in the best interests of the Company; or (B) the Recourse Liability arose from an action or omission of a Partner or its Affiliate acting in its individual capacity and not on behalf of the Company as a Partner or as the Development Manager (examples of which would include (solely for purposes of illustration and without limitation) delivery by a Guarantor of financial statements of such Guarantor containing material misrepresentations or transfers of ownership interests in the Company as contemplated in Section 1(e)(ix) of the Guaranty Agreement). Accordingly, any amounts paid by a Guarantor under the circumstances described in the immediately preceding sentence shall not affect the Capital Accounts of the Partners and shall not be subject to dilution under Section 10.2.

(e) Obligations to Make Additional Capital Contributions. The obligations of the Class A Partners to make Additional Capital Contributions pursuant to this Section 4.3 are several and not joint. If no Class A Partner makes an Additional Capital Contribution as required pursuant to clauses (a) and (b) of this Section 4.3, the General Partner shall attempt to raise such Additional Capital Contributions pursuant to Section 4.3(c). Notwithstanding anything to the contrary herein, no Class A Partner shall be legally compelled to make Additional Capital Contributions pursuant to this Agreement, it being understood that a failure to make an Additional Capital Contribution may result in dilution in accordance with Section 10.2.

Section 4.4 Maintenance of Capital Accounts. (a) The Company shall establish and maintain a Capital Account for each Partner in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder.

(b) Each Partner’s Capital Account shall be maintained in accordance with the following provisions:

(i) Each Partner’s Capital Account shall be credited (increased) with the amounts of such Partner’s Capital Contributions (taking into account the amount of cash contributed to the Company by such Partner and the Carrying Value of any property contributed to the Company by such Partner (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code)), such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to the Partner pursuant to Article 5, and the amount of recourse liabilities of the Company assumed by such Partner as described in Section 1.704-1(b)(2)(iv)(c) of the Regulations or which are secured by any property distributed by the Company to such Partner;

(ii) Each Partner’s Capital Account shall be debited (decreased) with the amounts of cash and the Carrying Value of any property distributed by the Company to such Partner pursuant to any provision of this Agreement (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to the Partner pursuant to Article 5, and the amount of any liabilities of the Partner assumed by the Company as described in Section 1.704-1(b)(2)(iv)(c) of the Regulations;

(iii) If all or a portion of a Partner’s Partnership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Partnership Interest; and

(iv) In determining the amount of any liability for purposes of this Section 4.4(b), Section 752(c) of the Code and any other applicable provisions of the Code and Regulations shall be taken into account.

This Section 4.4(b) and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner, with the advice of the Company’s independent certified public accountants or legal counsel, reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or by Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, but only if it is not likely to have a material effect on the amounts to be distributed to any Partner pursuant to Section 5.1 or pursuant to Section 14.3 upon the dissolution of the Company. The General Partner, with the Approval of the Class A Limited Partners, also shall make any adjustments that may be necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

Section 4.5 Return of Capital Contributions. No Partner or Assignee shall be entitled to demand the return of the Partner’s or Assignee’s Capital Account or Capital Contribution at any particular time, except upon dissolution of the Company. No Partner or Assignee shall be entitled at any time to demand or receive property other than cash. Unless otherwise provided by law, no Partner or Assignee shall be personally liable for the return or repayment of all or any part of any other Partner’s or Assignee’s Capital Account or Capital Contribution, it being expressly agreed that any such return of capital pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from a Partner or Assignee) of the Company.

Section 4.6 No Third Party Beneficiary Rights. The provisions of this Article 4 are not intended to be for the benefit of any creditor or any other Person (other than a Partner in its, his or her capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Partners; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Company nor any of the Partners. Nothing in this Section 4.6 shall impair or affect any security or pledge agreement granted by the Company to the holder of a Loan.

ARTICLE 5.

ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Distributions. Subject to applicable restrictions in any Loan Documents, Net Cash Flow shall be distributed as follows:

(a) Net Cash Flow. The General Partner shall distribute Net Cash Flow among the Partners, quarterly within forty-five (45) days after the end of each Fiscal Quarter in the following order of priority:

(i) First, to the Class B Limited Partners, in proportion to their respective Class B Percentage Interests, until each Class B Limited Partner has been distributed under this Section 5.1(a)(i) an amount equal to its aggregate Preferred Return;

(ii) Second, to the Class B Limited Partners, in proportion to their respective Class B Percentage Interests, until each Class B Limited Partner’s Preferred Capital Balance is reduced to zero;

(iii) Third, to the Class A Partners, in proportion to their respective Common Capital balances, until each Class A Partner’s Common Capital Balance is reduced to zero; and

(iv) The balance, to the Class A Partners, in proportion to their respective Class A Percentage Interests.

(b) Liquidating Distributions. Subject to Section 14.3, notwithstanding any provision of this Section 5.1 to the contrary, in the event the Company (or a Partner’s Partnership Interest therein) is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), then a distribution of all cash and property, regardless of source, shall be made pursuant to this Section 5.1(b) to the Partners (or such Partner, as appropriate), in accordance with their positive Capital Account balances, after all contributions, distributions and allocations have been made for all periods pursuant to this Agreement, in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2).

Section 5.2 Determination of Profits and Losses. For purposes of this Agreement, the profit (“Profit”) or loss (“Loss”) of the Company for each Fiscal Year shall be the net income or net loss of the Company, as the case may be, for such Fiscal Year as determined for Federal income tax purposes, but computed with the following adjustments:

(a) without regard to any adjustment to basis pursuant to Section 743 of the Code (except as provided in Section 5.2(g));

(c) by taking into account items of deduction attributable to any Property of the Company based upon the Carrying Value of the Property;

(d) by including as an item of gross income any tax-exempt income received by the Company;

(e) by treating as a deductible expense any expenditure of the Company described in Section 705(a)(2)(B) of the Code;

(f) in the event the Carrying Value of a Property is adjusted pursuant to clauses (ii) or (iii) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Property, shall be treated as net gain or net loss referred to in paragraph (b) of this Section 5.2(f) and shall be excluded from the computation of Profit and Loss; and

(g) to the extent an adjustment to the Adjusted Basis of any asset of the Company pursuant to Sections 734(b) or 743(b) of the Code is required by Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Adjusted Basis of the asset) or loss (if the adjustment decreases the Adjusted Basis of the asset) from the disposition of the asset shall be treated as net gain or net loss referred to in paragraph (b) of this Section 5.2(g) and shall be excluded from the computation of Profits and Losses.

(h) Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 5.4 hereof shall not be taken into account in computing Profits or Losses.

Section 5.3 General Allocation Rules.

(a) Profits. Except as otherwise provided in Section 5.4, Profits for any Fiscal Year shall be allocated among the Partners as follows:

(i) First, to the Class B Limited Partners, in the same ratio and in reverse order of the allocations made to the Class B Limited Partners under Section 5.3(b)(iii) for each Fiscal Year to the extent of the excess of (a) the allocations to each Class B Limited Partner of Losses pursuant to Section 5.3(b)(iii) for all current and all prior Fiscal Years, over (b) allocations to each Class B Limited Partner of Profits pursuant to this Section 5.3(a)(i) for the current and all prior Fiscal Years;

(ii) Second, to the Class A Partners, in the same ratio and in reverse order of the allocations made to the Class A Partners under Section 5.3(b)(ii) for each Fiscal Year to the extent of the excess of (a) the allocations to each Class A Partner of Losses pursuant to Section 5.3(b)(ii) for the current and all prior Fiscal Years, over (b) allocations to each Class A Partner of Profits pursuant to this Section 5.3(a)(ii) for the current and all prior Fiscal Years;

(iii) Third, to the Class B Limited Partners, in proportion to their respective Class B Percentage Interests, in an amount equal to the excess (if any) of: (x) the Preferred Return; over (y) any amounts previously allocated under Section 5.3(a)(i); and

(iv) Thereafter, to the Class A Partners, in proportion to their Class A Percentage Interests.

(b) Losses. Except as otherwise provided in Section 5.4, Losses for any Fiscal Year shall be allocated among the Class A Partners as follows:

(i) First, to the Class A Partners, in the same ratio and in reverse order of the allocations made to the Class A Partners under Section 5.3(a)(iv) for each Fiscal Year to the extent of the excess of (a) the allocations to each Class A Partner of Profits pursuant to Section 5.3(a)(iv) for the current and all prior Fiscal Years, over (b) allocations to such Class A Partner of Losses pursuant to this Section 5.3(b)(i) for the current and all prior Fiscal Years;

(ii) Second, to the Class A Partners, in proportion to and to the extent of the aggregate of each Class A Partner’s respective Common Capital and any Additional Capital Contributions of such Partner after the Effective Date;

(iii) Third, to the Class B Limited Partners in proportion to and to the extent of the amounts necessary to reduce each Class B Limited Partner’s respective Adjusted Capital Account Balance to zero; and

(iv) Thereafter, to the Class A Partners in proportion to their respective Class A Percentage Interests.

Section 5.4 Priority Allocations. The following allocations shall be made in the following order of priority:

(a) Minimum Gain Chargeback - Nonrecourse Liability. If there is a net decrease in the Minimum Gain on Nonrecourse Liability during any Fiscal Year, the Partners shall be allocated items of income and gain for the Fiscal Year, before any other allocation of Company items described in Code Section 704(b) is made for the Fiscal Year (and, if necessary subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(f) and 1.704-2(j)(2)(i). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(f).

(b) Minimum Gain Chargeback - Partner Nonrecourse Debt. If there is a decrease in the Minimum Gain on Partner Nonrecourse Debt during a Fiscal Year, then any Partner who has a share of the Minimum Gain on Partner Nonrecourse Debt at the beginning of the Fiscal Year shall be allocated items of income and gain for the Fiscal

Year, before any other allocation of Company items described in Code Section 704(b) is made for the Fiscal Year (and, if necessary, subsequent Fiscal Years), in the amounts and in the proportions required by Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i)(4).

(c) Qualified Income Offset. In the event a Limited Partner unexpectedly receives an adjustment, allocation or distributions described in Regulations Section 1.704-1(b)(ii)(d)(4), (5), or (6) which causes or increases a negative Adjusted Capital Account Balance as of the end of any Fiscal Year, then items of income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) shall be allocated as quickly as possible among all Limited Partners who have such negative balances in their Adjusted Capital Account Balances, pro rata, in proportion to their respective negative balances to the extent necessary to reduce the negative balance of each Limited Partner’s Adjusted Capital Account Balance to an amount equal to zero; provided that an allocation pursuant to this Section 5.4(c) shall be made only if and to the extent that such Limited Partner would have such a negative balance in the Partner’s Adjusted Capital Account Balance after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.4(c) were not a part of this Agreement. The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-1(b)(2)(ii)(d)(3).

(d) Gross Income Allocation. Each Class A Partner who has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of the Partner’s share of Minimum Gain, the Partner’s share of Partner Minimum Gain, and the amount such Partner is obligated to restore pursuant to the provisions of this Agreement shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.4(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 5 have been made as if Section 5.4(c) and this Section 5.4(d) were not a part of this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Partners, pro rata, in accordance with the Profits or Losses allocated to them.

(f) Partner Nonrecourse Debt Deductions. Partner Nonrecourse Deductions with respect to Partner Nonrecourse Debt shall be specially allocated among the Partner or Partners who bear the economic risk of loss with respect to such Partner Nonrecourse Debt in the amounts and in the proportions required by Regulations Section 1.704-2(i)(1). The allocations referred to in this paragraph shall be interpreted and applied to satisfy the requirements of Regulations Section 1.704-2(i).

(g) Allocation of Nonrecourse Indebtedness. Indebtedness of the Company for purposes of Code Section 752 and Treasury Regulations Section 1.752-3 shall be allocated for each taxable year of the Company in accordance with the following: (i) first, in accordance with the amount of minimum gain of each Partner determined in accordance with the provisions of Treasury Regulations Section 1.704-2, (ii) second, in accordance with the amount of Code Section 704(c) gain of each Partner determined in accordance with the provisions of Code Section 704(c) and Treasury Regulations Section 1.704-3 including any “reverse Section 704(c) gain” described on Exhibit B, and (iii) any remaining nonrecourse indebtedness shall be allocated in accordance with the Class A Percentage Interests; provided that the Company shall allocate Nonrecourse Indebtedness to the Class B Limited Partners to the extent necessary to prevent each Class B Limited Partner from having a “deemed distribution” in excess of such Class B Limited Partner’s basis in its Partnership Interest. Each Partner hereby agrees to take no action without the approval of the other Partners which would shift the allocation of Nonrecourse Indebtedness among the Partners.

(h) Basis Adjustments. In any case where an adjustment to the Adjusted Basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required (pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations 1.704-1(b)(2)(iv)(m)(4)), to be taken into account in determining Capital Accounts because of a distribution to a Partner in complete liquidation of the Partner’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated among the Partners in accordance with their Percentage Interests in the event that (i) Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or (ii) the Partners to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i) Loss Limitation. Notwithstanding any provision of this Agreement to the contrary, in no event shall any allocation of Loss or item thereof be made to any Limited Partner to the extent such allocation would create or increase a deficit balance in such Partner’s Adjusted Capital Account Balance. Any Loss or item thereof the allocation of which is limited pursuant to the preceding sentence shall be allocated, subject to the provisions of this paragraph, to the other Partners.

(j) Ameliorative Allocations. The term “Regulatory Allocations” shall mean the allocations set forth in Section 5.4(a) through Section 5.4(h). Offsetting special allocations of Company income, gain, loss or deduction shall be made so that, after such offsetting allocations are made, each Partner’s Capital Account is, to the extent possible, equal to the Capital Account such Partner would have had if the Regulatory Allocations were not included in this Agreement. For this purpose, future Regulatory Allocations under Section 5.4(a) and Section 5.4(b) that are likely to offset current Regulatory Allocations under Section 5.4(e) and Section 5.4(f) shall be taken into account.

Section 5.5 Income Tax Allocations/Other Accounting Principles. (a) For purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future Federal internal revenue law, or any similar tax law of any state or other jurisdiction, the Company’s profits, gains and losses for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, shall be allocated among the Partners, to the extent possible, in the same proportions as the corresponding “book” items are allocated pursuant to Section 5.3.

(b) Notwithstanding the provisions of Section 5.5(a), each item of taxable income, gain, loss or deduction attributable to (i) any contributed property, and (ii) any other property of the Company the Carrying Value of which has been adjusted pursuant to clauses (ii) or (iii) of the definition of Carrying Value, shall be allocated among the Partners in accordance with Section 704(c) of the Code, using such methods permitted by Section 704(c) of the Code and the Regulations thereunder as may be selected by all the Partners, on the advice of the Company’s independent certified public accountants, so as to take into account the variation, at the time of contribution or adjustment to Carrying Value, between the Adjusted Basis and the Carrying Value of such property, as required by Regulations Section 1.704-1(b)(4)(i) and Section 1.704-3.

(c) Notwithstanding any language in the Agreement to the contrary, the Partners hereto agree as of the Effective Date to adjust the Carrying Value of the Property under Section 1.704-1(b)(2)(iv) of the Regulations to reflect fair market value of the Property because of the recapitalization of the Partnership Interests in Company into Class A Partnership Interests and Class B Partnership Interests and to adjust (“book-up”) the Capital Accounts of the Partners to reflect the adjustment to the Carrying Value of the Property. The Carrying Value of the Property, each Partner’s Capital Account, and the “book-up” to each Partner’s Capital Account, and the allocation of the adjusted Carrying Value among all the assets comprising the Property, all as agreed upon by the Partners in their commercially reasonable discretion, are reflected on Exhibit B. The Partners hereby agree to use the “Traditional Method” under Section 1.704-3(b)(i) of the Regulations to take into account the variation between the adjusted Carrying Value of the Property (as allocated among the assets) and the Adjusted Basis of such assets.

(d) In addition, notwithstanding the provisions of Section 5.5(a), if any portion of the net gain from a Capital Transaction allocated among the Partners pursuant to Section 5.5(a) is characterized as ordinary income under the recapture provisions of the Code, each Partner’s distributive share of taxable gain from the sale of the property that gave rise to such profit (to the extent possible) shall include a proportionate share of the recapture income equal to that Partner’s share of prior cumulative Depreciation deductions with respect to the property that gave rise to the recapture income. In no event, however, shall any Partner be allocated ordinary income hereunder in excess of the amount of gain allocated to the Partner under this Agreement. Any ordinary income that is not allocated to a Partner due to the gain limitation described in the previous sentence shall be allocated among those Partners whose shares of total gain on the sale, exchange or other disposition of the property exceed their respective shares of Depreciation from those Company assets being disposed of, in proportion to their relative shares of the total allocable gain.

Section 5.6 Transfers During Fiscal Year. In the event of the Transfer of all or any part of a Partnership Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the share of net profit or net loss and items of income, gain, loss and expense (in respect of the Partnership Interest so Transferred) shall be allocated between the transferor and the transferee as if the Partnership closed its books on the date of the transfer as described in Regulations Section 1.706-1(c). If during any Fiscal Year the Percentage Interests of the Partners are adjusted pursuant to any provision of this Agreement that provides for such adjustment, the share of Profit or Loss of the Company for such Fiscal Year which is to be allocated among the Partners in proportion to their Percentage Interests shall be allocated among the Partners in the same manner as provided in this Section 5.6 in the case of a Transfer of a Partnership Interest.

Section 5.7 Relevant Definitions.

(a) Adjusted Capital Account Balance. The term “Adjusted Capital Account Balance” shall mean with respect to any Partner or Assignee, the balance, if any, in such Partner’s or Assignee’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Partner or Assignee is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of “Adjusted Capital Account Balance” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(A) of the Regulations and shall be interpreted consistently therewith.

(b) Minimum Gain. The term “Minimum Gain” shall mean the aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property subject to Nonrecourse Liabilities of the Company (as defined in Regulations Section 1.704-2(b)(3)) in full satisfaction thereof (and for no other consideration). The Partners intend that Minimum Gain on Nonrecourse Liability shall be determined in accordance with the provisions of Regulations Section 1.704-2(d)(1).

(c) Partner Minimum Gain. The term “Partner Minimum Gain” shall mean the aggregate amount of gain, if any, that would be realized by the Company if, in a taxable transaction, it disposed of all Company property encumbered by Mortgages securing Partner Nonrecourse Debt of the Company (i.e., a nonrecourse debt for which one or more of the Partners bears the economic risk of loss, and defined in Regulations Section 1.704-2(b)(4)), in full satisfaction thereof (and for no other consideration). The Partners intend that Partner Minimum Gain shall be determined in accordance with the provisions of Regulations Section 1.704-2(i)(3).

Section 5.8 Income Tax Elections. In the event of a Transfer of all or part of a Partnership Interest (or of the interest of a partner or member in a partnership or limited liability company which is a Partner) while this Agreement is in effect, the transferring Partner may (but shall not be obligated to) require the Company to make the election described in Section 754 of the Code.

Section 5.9 Taxation as a Partnership. The Company shall be treated as a partnership for federal income tax purposes, and no Partner shall take any action inconsistent with such classification.

Section 5.10 [Intentionally Omitted]

Section 5.11 Assignees Treated as Partners. For all purposes of this Article 5, but for no other purpose, an Assignee of a Partnership Interest shall be treated as a Partner and each reference in this Article 5 to the Partners shall be deemed to include Assignees.

Section 5.12 Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall be authorized and required to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith, and shall act in a manner consistent with its fiduciary duties to all Partners. The Tax Matters Partner shall take all actions necessary to preserve the rights of the Partners with respect to audits and shall provide all Partners with notices of all such proceedings and other information as required by law. The Tax Matters Partner shall keep the Partners timely informed of its activities under this Section 5.12. The Tax Matters Partner may prepare and file protests or other appropriate responses to such audits affecting the Company. The Tax Matters Partner shall select counsel to represent the Company in connection with any audit conducted by the Internal Revenue Service or by any state or local authority. All costs and expenses incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Company. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of all such proceedings; provided, however, each Partner shall have the right to participate in administrative proceedings, to receive copies of all information with respect to audits of the Company and to act in its own interest with respect to audit of its returns.

Section 5.13 Allocation Examples. Set forth on Exhibit C are hypothetical examples of the effect of the allocation provisions of Article 5, including without limitation, Section 5.3.

ARTICLE 6.

RIGHTS AND DUTIES OF PARTNERS

Section 6.1 Management. Subject to the provisions of Section 6.4, the business and affairs of the Company shall be managed under the direction of the General Partner, who may exercise all powers of the Company and perform or authorize the performance of all lawful acts which do not by the Act or this Agreement require the consent of the Class A Limited Partners. The General Partner on behalf of the Company is hereby authorized to enter into the Development Agreement and “Developer” pursuant to the Development Agreement is hereby delegated certain duties and obligations thereunder and is hereby authorized to exercise such duties and obligations without further authorization (except as set forth in the Development Agreement). Matters requiring consent or approval of the “Owner” pursuant to the Development Agreement shall be decided by the General Partner except any such decisions that would be considered Major Decisions hereunder. All of the Partners hereby approve the GMAC Loan and authorize the Company to borrow up to $59,000,000.00 under the GMAC Loan. The General Partner, on behalf of the Company, is hereby authorized by all of the Partners to enter into the GMAC Loan and to execute and deliver all documents (of whatever kind of nature and, in each case, both original and amendatory) required by GMAC, including, without limitation, promissory notes or amendatory, supplemental or additional collateral documents and deeds of trust as the General Partner may deem necessary, desirable or appropriate, all in such forms and containing such terms and conditions as the General Partner may deem advisable and in the best interest of the Company. The General Partner on behalf of the Company is hereby authorized to enter into the GMAC Loan, which is hereby approved by all the Partners. The General Partner shall also be responsible for the implementation of Major Decisions that are Approved by the Class A Partners. All acts of the General Partner within the scope of its authority shall bind the Company. The General Partner shall be SHC TRS. If the Strategic Partners’ aggregate Class A Percentage Interest is less than ten percent (10%) (as the same shall be equitably adjusted in the future for future issuances of Partnership Interests), the Class A Partners, as a Major Decision, may remove SHC TRS as the general partner. In such event, any Class A Partner (including the Strategic Partners) shall have the right to nominate, and, as a Major Decision, appoint a new general partner from among the Partners. If, in such event, SHC TRS is replaced as the general partner, the Strategic Partners shall be entitled to exercise the KKR North Beach Put Right as if it applied to the Strategic Partners.

Section 6.2 Liability of Partners. Except as otherwise provided in Section 4.2 and Section 4.3, no Partner shall be obligated to make Capital Contributions to the Company. No Partner shall have any personal liability with respect to the liabilities or obligations of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Partners for liabilities or obligations of the Company.

Section 6.3 Indemnification. (a) To the fullest extent permitted by the laws of the State of Delaware, each of the Partners shall be entitled to indemnity from the Company for any losses or expenses (including commercially reasonable legal fees and costs of investigation) incurred by it with respect to any claim arising out of any act performed by it within the scope of the authority (if any) conferred on it by this Agreement or by the Company or the General Partner, except for acts by such Partner of fraud, gross negligence, misrepresentation or willful misconduct (“Disabling Conduct”).

(b) No Partner or any Affiliate of any Partner shall be liable to the Company or any Partner for any loss or liability arising out of any act or omission of such Partner on behalf of the Company unless such act or omission constitutes Disabling Conduct.

Section 6.4 Major Decisions. Notwithstanding anything in this Agreement to the contrary, and in addition to any decisions which, pursuant to the terms of this Agreement, require the consent of the Partners, none of the following decisions involving the conduct of the business and affairs of the Company (the “Major Decisions”) shall be made unless proposed by the General Partner and Approved by the Class A Partners:

(a) subject to Sections 8.6, 8.7, and 8.8, and except for the sale of condominiums in the ordinary course of the Company’s business in accordance with the Development Agreement, directly or indirectly selling, leasing or otherwise directly or indirectly disposing of or transferring all or substantially all of the Property, or granting a Mortgage, pledge, encumbrance, lien or security interest in or on, all or any substantial part of the Property and/or assets of the Company, including the granting of options and rights of first refusal.

(b) creating, incurring, assuming, extending, materially modifying or otherwise becoming liable with respect to any Loan (including guarantees of the indebtedness or other obligations of any Person or of any Affiliate of the Company), other than (i) draws under the GMAC Loan in an amount not in excess of the amount of capital required for the completion of the North Beach Development Project in accordance with the Development Agreement and the budget attached thereto (including any Permitted Variances to such budget, as defined in the Development Agreement), (ii) to the extent no such line of credit or other credit facility is in place, Loans not in excess of One Million Dollars ($1,000,000) in the aggregate in the ordinary course of the Company’s business and (iii) in the event the General Partner, in its sole discretion, determines to utilize indebtedness in connection with honoring a North Beach Put Right;

(c) issuance of additional Partnership Interests, except (i) as set forth in Sections 4.3(c) and 10.2 and (ii) in the event the General Partner determines, in its sole discretion, to issue additional Partnership Interests in connection with honoring a North Beach Put Right;

(d) acquiring any material real property, whether improved or unimproved or any interest therein;

(e) amending or waiving any material rights in any agreement the entering into of which was a Major Decision, except as set forth in Section 15.2;

(f) material tax matters (including Federal and income items and elections);

(g) assigning any Property in trust for the benefit of creditors;

(h) confessing a judgment against the Company or its assets, or any portion thereof, except as otherwise provided in any Loan Documents incurred on or before the Effective Date;

(i) entering into or materially amending, a contract between the Company, on the one hand, and a Partner, the Development Manager or any Affiliate of a Partner, the Development Manager or the Company, on the other hand, or paying fees or other compensation (other than as expressly provided for in the Development Agreement which is hereby Approved by the Class A Partners) to a Partner, the Development Manager or an Affiliate of a Partner, the Development Manager or the Company;

(j) entering into, materially modifying, materially amending, or terminating any development management or construction agreement for the Property, including the Development Agreement;

(k) except as otherwise provided in Article 14, dissolving, liquidating and winding-up the affairs of the Company;

(l) commencing, settling or dismissing litigation by or against the Company (other than proceedings against a Partner to enforce the Partner’s obligations under this Agreement), the outcome of which could have a material impact on the business or operations of the Company or the Property;

(m) causing the Company to engage in any business or activity other than those referred to in Section 3.1;

(n) requesting any Additional Capital Contributions for any amounts other than Necessary Expenditures, provided, however, that (i) if the General Partner determines to utilize financing to honor the North Beach Put Rights but is unable to obtain financing on a commercially reasonable basis, the General Partner may call for Additional Capital Contributions from the Class A Partners (other than the Class A Partner exercising its North Beach Put Right) without the consent of the Class A Partners and (ii) the General Partner may, in its sole discretion, call for Additional Capital Contributions under Section 4.3(d) hereof without the consent of the Class A Partners;

(o) any capital expenditure in excess of the amounts permitted by the Development Agreement or the budget attached thereto (including any Permitted Variances to such budget, as defined in the Development Agreement);

(p) any merger or consolidation with or into any Person or establishment of joint ventures, partnerships or other non-wholly owned Subsidiaries;

(q) applying Net Cash Flow to pay down the principal of any Loan other than any working capital line of credit or similar credit facility or any indebtedness incurred in connection with honoring a North Beach Put Right, other than at Maturity or as otherwise required pursuant to the terms of any Loan Documents;

(r) appointment of a new general partner in accordance with Section 6.1;

(s) initial condominium sales prices determined at the time of the filing of the condominium documents and any subsequent material change in condominium sales prices (which for the purposes of this subsection shall mean a variation of more than ten percent (10%)), the material terms of the condominium declaration, bylaws and other material documents or agreements relating thereto and the form of unit sales contract, except for immaterial changes that do not affect the condominium sales prices, except as permitted above, and to correct ministerial errors; and

(t) any agreement or contract to do any of the foregoing except as otherwise Approved.

Section 6.5 General Partner Compensation. The General Partner shall not be compensated, as such, for its services as the general partner. However, the General Partner shall be reimbursed by the Company for all commercially reasonable out of pocket expenses paid or incurred by it in the performance of its duties under this Agreement.

Section 6.6 Signing of Documents. The General Partner is authorized, in the name and on behalf of the Company, to sign and deliver all contracts, agreements, leases, notes, mortgages and other documents and instruments (collectively, “Documents”) which are necessary, appropriate or convenient for the conduct of the Company’s day-to-day business and the furtherance of its purposes or which are necessary, appropriate or convenient to carry out Major Decisions Approved by the Class A Partners pursuant to Section 6.4.

Section 6.7 Right to Rely on Authority of the General Partner. No Person dealing with the General Partner shall be required to determine the authority of the General Partner to make any undertaking on behalf of the Company, or to determine any fact or circumstance bearing upon the existence of the authority of the General Partner. Every Document executed by the General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that:

(a) at the time of the execution or delivery of the Document, the Company was in existence and this Agreement was in full force and effect;

(b) the Document was duly approved by the General Partner or the Class A Partners in accordance with this Agreement and is binding upon the Company; and

(c) the General Partner was duly authorized and empowered to execute and deliver the Document for and on behalf of the Company.

Section 6.8 Outside Activities. Each Partner and any Person who is an Affiliate of a Partner may engage or hold interests in other business ventures of every kind and description for the Partner’s or the Affiliate’s own account, whether or not such business ventures are in direct or indirect competition with the business of the Company and whether or not the Company has any interest therein. Neither the Company nor any of the Partners shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom.

Section 6.9 Limitations on Powers of Partners. Except as expressly authorized by this Agreement, no Partner shall, directly or indirectly, (i) resign, retire or withdraw from the Company, (ii) dissolve, terminate or liquidate the Company, (iii) petition a court for the dissolution, termination or liquidation of the Company, or (iv) cause any property of the Company to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency and similar proceedings).

Section 6.10 Prohibition Against Partition; Distribution in Kind. Each Partner irrevocably waives any and all rights the Partner may have to maintain an action for partition with respect to any Property or any right to take any other action that otherwise might be available to such Partner for the purpose of severing such Partner’s interest in the assets held by the Company from the interest of the other Partners. A Partner, regardless of the nature of its contribution, has no right to demand and receive any distribution from the Company in any form other than cash.

Section 6.11 Limitations on the Company’s Activities. The Company shall do all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if: the General Partner shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company. The failure of the Company to comply with any of the covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Partners. The Company shall, except as otherwise permitted or set forth in this Agreement (including, without limitation, as a Major Decision):

(i) correct any known misunderstanding regarding its separate identity and not identify itself as a division of any other Person;

(ii) maintain its bank accounts, books of account, books and records separate from those of any other Person except as required by the Loan Documents, file its own tax returns (to the extent the Company is required to file any tax returns) except to the extent that it is required by law to file consolidated tax returns;

(iii) maintain its own records, books, resolutions and agreements;

(iv) not commingle its funds or assets with those of any other Person nor participate in any cash management system with any other Person;

(v) hold its assets in its own name;

(vi) conduct its business in its own name or in a name franchised or licensed to it by an entity other than an Affiliate and strictly comply with all organizational formalities to maintain its separate existence, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (xxi) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Company;

(vii) (A) maintain its financial statements, accounting records and other entity documents separate from those of any other Person, (B) in its financial statements, show its assets and liabilities separate and apart from those of any other Person except as required by GAAP in connection with the preparation of consolidated financial statements, and (C) not permit its assets to be listed as assets on the financial statement of any other Person except as required by GAAP in connection with the preparation of consolidated financial statements; provided, however, that any such consolidated financial statements referenced in clause (A) or (C) above shall contain a note indicating that it is a separate entity and that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(viii) not engage directly or indirectly in any business other than the actions required or permitted to be performed under Section 3.1 or this Section 6.11;

(ix) pay its own liabilities and expenses out of its own funds and assets;

(x) observe all limited partnership formalities, as applicable;

(xi) have no indebtedness other than the GMAC Loan;

(xii) not assume or guarantee or, become obligated for the debts of any other Person, hold out its credit as being available to satisfy the obligations of any other Person or pledge its assets for the benefit of any other Person other than in connection with development of the Property;

(xiii) not acquire obligations or securities of its Partners or any other Affiliate;

(xiv) allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(xv) maintain and use separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the other entity agent;

(xvi) not pledge its assets for the benefit of any other Person other than in connection with financings of the Property;

(xvii) hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in subsection (xxi) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Company;

(xviii) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xix) not make loans to any Person or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xx) not identify its Partners or any Affiliate of any of them, as a division or part of it, and not identify itself as a division of any other Person;

(xxi) not enter into or be a party to, any transaction with its members, or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party (it being agreed that the Development Agreement satisfies the foregoing condition);

(xxii) not have any of its obligations guaranteed by any Affiliate except as contemplated by the GMAC Loan;

(xxiii) not form, acquire or hold any subsidiary other than Subsidiaries in connection with the development of the Property; and

(xxiv) maintain an arm’s length relationship with its Affiliates and the Partners (it being agreed that Development Agreement satisfies the foregoing condition).

ARTICLE 7.

BOOKS OF ACCOUNT AND REPORTS; ACCESS TO RECORDS

Section 7.1 Books, Records and Accounting Controls. The Company will:

(a) Books and Records. Make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the assets, liabilities and operations of the Company, in accordance with GAAP.

(b) Internal Accounting Controls. Maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; and (c) recorded assets will be compared with actual assets at reasonable intervals and appropriate action will be taken with respect to any differences.

Section 7.2 Distribution of Financial Statements and Other Reports.

The General Partner shall cause the Company to prepare and deliver to each Partner the following financial reports with respect to the Company: (i) within sixty (60) days after the end of each Fiscal Quarter (or such earlier date required under the Loan Documents), unaudited consolidated quarterly financial statements, including a balance sheet, a statement of income and expense and a statement of cash flows, (ii) concurrently with the delivery to the holder of a Mortgage encumbering the Property, a copy of all financial statements and other reports delivered by the Company to such holder, and (iii) within ninety (90) days after the end of each Fiscal Year, audited financial statements certified by an independent public accountant, including a balance sheet, a statement of income and expense and a statement of cash flows, and the information necessary to enable the Partner to complete such Partner’s federal and state income tax returns for such Fiscal Year. Notwithstanding the foregoing, the General Partner shall be entitled to rely upon, and incorporate into such statements, the financial statements and reports prepared by Development Manager under the Development Agreement, and, for so long as KSL Newco or an Affiliate of KSL Newco is the Development Manager, the General Partner shall not be responsible for any delays in the delivery to the Partners of the reports described in this Section 7.2 if and to the extent that there was any delay in the Development Manager’s delivery of the corresponding financial statements and reports under the Development Management Agreement.

Section 7.3 Tax Information. The General Partner will cause the Company to provide the Partners with draft Schedules K-1 (and similar forms) and such additional information as the General Partner reasonably determines is necessary to support the Company’s tax reporting positions not less than thirty (30) days prior to the date the Company intends to file its tax returns, as well as copies of the Partnership’s income tax returns and such other information as the Partners reasonably may require to satisfy their tax reporting and filing obligations.

Section 7.4 Auditors. The General Partner shall choose the external auditors of the Company who shall be independent from the General Partner or its Affiliates, or as otherwise agreed to by all the Class A Partners. It is however understood that each Partner shall have the right to have the Company’s financial statements audited by its independent auditors at its cost and expenses.

Section 7.5 Banking. Subject to the requirements of the Loan Documents, all funds of the Company shall be deposited in its name in such commercial bank or invested in such federally-insured savings and loan account or accounts, in such U.S. Treasury obligations, or in such bank certificates of deposit, as the General Partner may determine (the “Bank Accounts”), and all funds of the Company shall not be commingled with the funds of another Person. All withdrawals from any such Bank Account shall be made upon a check or order signed by any individual designated by the General Partner from time to time; but the General Partner may restrict the amounts that can be withdrawn by any such individual. All such withdrawn funds shall only be used for Company purposes as provided in this Agreement and in accordance with the terms hereof.

ARTICLE 8.

TRANSFERS OF PARTNERSHIP INTERESTS AND ECONOMIC INTEREST

Section 8.1 Partner’s or Assignee’s Right to Transfer. (a) Except as expressly permitted in this Agreement, no Partner shall Transfer all or any part of its Partnership Interest.

(b) If at any time a Partner of the Hotel Partnership Transfers, directly or indirectly, all or any portion of its Hotel Partnership Interests to any purchaser or transferee (including a Permitted Transferee), its Equivalent Partner hereunder shall Transfer the Equivalent Percentage of its Partnership Interests in the Company to the same purchaser or transferee of the Hotel Partnership Interests. For purposes of this Agreement, “Equivalent Partner” means the same entity that is listed as a Partner in the Hotel Partnership Agreement (or any successor or assignee thereof); provided that SHC TRS shall be deemed the Equivalent Partner of both SHC del GP, LLC and SHC del LP, LLC. A Partner’s “Equivalent Percentage” of the Partnership Interests to be transferred hereunder shall be the same Percentage Interest which is Transferred under the Hotel Partnership Agreement; provided that the Percentage Interest of SHC del GP, LLC and SHC del LP, LLC under the Hotel Partnership Agreement shall be aggregated for purposes of determining the Equivalent Percentage of SHC TRS pursuant to this Agreement.

(c) Transfers of a Partnership Interest pursuant to Section 8.1(b) above are referred to from time to time herein as “Parallel Transfers”.

Section 8.2 Conditions of Transfer. Each Parallel Transfer shall be subject to all of the conditions of transfer set forth in Section 8.2 of the Hotel Partnership Agreement.

Section 8.3 Partners’ Rights of First Offer. If the Transfer of Hotel Partnership Interests that gives rise to a Parallel Transfer hereunder is subject to the right of first offer provisions of Section 8.3 of the Hotel Partnership Agreement, then such Parallel Transfer shall be subject to such provisions with respect to the Partnership Interests transferred hereunder. Each Offering Notice delivered under Section 8.3 of the Hotel Partnership shall include or be deemed to include the price payable for the Partnership Interests Transferred hereunder and the other terms and conditions of the Transfer set forth in Section 8.3 of the Hotel Partnership Agreement, and the Partnership Interests transferred hereunder shall be offered together with the Hotel Partnership Interests under the same procedures set forth in Section 8.3 of the Hotel Partnership Agreement.

Section 8.4 Non-Complying Transfers Void. Any attempted direct or indirect Transfer of all or any part of a Partner’s Partnership Interest or an Assignee’s Economic Interest that does not comply with the provisions of Section 8.2 hereof shall be null and void and of no legal effect.

Section 8.5 Tag Along/Drag Along Rights. (a) Tag Along Right. If a Partner under the Hotel Partnership Agreement exercises its tag along rights under Section 8.5 of the Hotel Partnership Agreement, the Equivalent Partner hereunder shall be deemed to have exercised tag along rights with respect to the Parallel Transfer hereunder with all of the rights and obligations of a Tag Along Partner set forth in Section 8.5 of the Hotel Partnership Agreement. Accordingly, any tag along notice delivered by a Partner under Section 8.5 of the Hotel Partnership Agreement shall include or be deemed to include an election by the Equivalent Partner hereunder to be treated as a Tag Along Partner and to sell the equivalent number of shares (on a relative basis) as sold by such Partner under Section 8.5 of the Hotel Partnership Agreement.

(b) Drag Along Right. If the General Partner of the Hotel Partnership exercises its Drag Along Right under Section 8.5(b) of the Hotel Partnership Agreement, the General Partner of the Partnership hereunder may exercise such Drag Along Right with respect to the Partnership Interests sold hereunder in the same manner and under the same terms and conditions set forth in Section 8.5(b) and (c) of the Hotel Partnership Agreement.

Section 8.6 KSL Newco Put Right. (a) Subject to Section 8.9, in the event that KSL LP exercises its KSL LP Put Right under Section 8.6 of the Hotel Partnership Agreement, KSL Newco shall automatically (without the giving of notice or any other action) be deemed to have exercised the right (the “KSL North Beach Put Right”) to require the Company to purchase from KSL Newco the same portion of the Class A Partnership Interests and Class B Partnership Interests that are to be sold under the KSL LP Put Right. The terms, conditions and procedures of the KSL North Beach Put Right, including with respect to closing, payment of the Put Price, the ability of the Company to sell the Property in lieu of honoring the KSL Put Price and the allocation of Partnership Interests to be sold between Class A and Class B Partnership Interests, shall be the same or substantially similar to those set forth in Section 8.6 of the Hotel Partnership Agreement with respect to the KSL LP Put Right; provided that the price of the Partnership Interests to be sold in the KSL North Beach Put Right shall be the “KSL Put Price” as set forth herein, notwithstanding the method for calculating the Put Price in the Hotel Partnership Agreement (including any adjustments made as a result of the termination of the Hotel Management Agreement (as defined in the Hotel Partnership Agreement)). The “KSL Put Price” equals the amount that KSL Newco would have received had the Property been sold for cash for an amount equal to the Fair Market Value of the Property and the resulting proceeds distributed in accordance with 5.1(a) hereof.

Section 8.7 KKR Partners Put Right. (a) Subject to Section 8.9, in the event that KKR LP or an Affiliate of KKR LP exercises its KKR Partners Put Right under Section 8.7 of the Hotel Partnership Agreement, KKR LP and Recreation (the “KKR Partners”) shall automatically (without the giving of notice or any other action) be deemed to have exercised the right (the “KKR North Beach Put Right”) to require the Company to purchase the entire Partnership Interest of KKR LP (collectively with all of Recreation’s stock in DC Corp that is required to be purchased pursuant to the Hotel Partnership Agreement, the “KKR Interests”). The terms, conditions and procedures of the KKR North Beach Put Right, including with respect to closing, payment of the Put Price and the ability of the Company to sell the Property in lieu of honoring the KKR Put Price, shall be the same as those set forth in Section 8.7 of the Hotel Partnership Agreement with respect to the KKR Partners Put Right; provided that the price of the KKR Interests to be sold in the KKR North Beach Put Right shall be the “KKR Put Price” as set forth herein. The “KKR Put Price” equals the amount that the KKR Partners would have received had the Property been sold for cash for an amount equal to (i) the Fair Market Value of the Property and the resulting proceeds distributed in accordance with 5.1(a) hereof minus (ii) 50% of the combined federal and state income taxes attributable to KKR LP’s ownership interest in DC Corp as if the proceeds of such sale were distributed to the Partners in accordance with clause (i) and in turn by DC Corp to its equity owners.

Section 8.8 SHC North Beach Put Right. (a) In the event that the Strategic Partners shall have exercised the Strategic Partners ROFO/Sale Right under Section 8.8 of the Hotel Partnership Agreement, SHC TRS shall automatically (without the giving of notice or any other action) be deemed to have exercised the right (the “Strategic North Beach Put Right”) to require the Company to purchase all of the common stock in DC Corp held by the Strategic Partners and the entire Class A Partnership Interests of the Strategic Partners (the “Strategic Interests”). The terms, conditions and procedures of the Strategic North Beach Put Right, including with respect to closing, payment of the Put Price, the ability of KKR LP and KSL Newco to acquire or assign the Strategic Interests and the ability of the Company to sell the Property in lieu of honoring the Strategic ROFO/Sale Price, shall be the same or substantially similar to those set forth in Section 8.8 of the Hotel Partnership Agreement with respect to the Strategic Partners ROFO/Sale Right; provided that the price of the Strategic Interests to be sold in the Strategic North Beach Put Right shall be the “Strategic Put Price” as set forth herein, notwithstanding the method for calculating the Strategic ROFO/Sale Price in the Hotel Partnership Agreement. The “Strategic Put Price” equals the amount that the Strategic Partners would have received had the Property been sold for cash for an amount equal to the Fair Market Value of the Property and the resulting proceeds distributed in accordance with 5.1(a) hereof.

Section 8.9 Additional Put Right Procedures. Notwithstanding the provisions of Sections 8.6 and 8.7, the following provisions shall apply to a KSL Put Right or a KKR Put Right:

(a) If either KSL Newco or the KKR Partners exercise their respective North Beach Put Rights, the other Class A Partner shall have fifteen (15) days from the date of receipt of notice of such exercise to exercise its North Beach Put Right, failing which it shall not be entitled to exercise its North Beach Put Right until the one year anniversary of the date such notice was received (the “Put Black-Out Period”). The General Partner, on behalf of the Company, shall decide within thirty (30) days of the fifteen (15) day period described in this Section 8.9 whether to honor the North Beach Put Rights or to sell the Property.

(b) If the exercise of the KSL North Beach Put Right and the KKR North Beach Put Right would, in the commercially reasonable judgment of the Strategic

Partners, cause Strategic REIT to be required to consolidate the ownership of its investment in the Company on Strategic REIT’s books for GAAP accounting purposes, the Strategic Partners shall have one hundred eighty (180) days, rather than ninety (90) days, to consummate the North Beach Put Right if they have not otherwise elected to sell the Property in lieu of honoring the North Beach Put Right. In such event, the KSL Put Price or the KKR Put Price, as applicable, shall be determined as of the date of delivery of the KSL LP Put Notice or the KKR Partners Put Notice (in each case as defined in and delivered pursuant to the Hotel Partnership Agreement), as applicable.

Section 8.10 Closing Mechanics. All closings of any purchase and sale of Partnership Interests and/or DC Corp Shares, as applicable, by and among the Company and/or the Partners under this Article 8 will be held at the Company’s principal office. On or prior to any closing under this Article 8, the selling party and/or its Affiliates shall receive a release from any existing guarantees given by the selling party with respect to the Transferred Partnership Interest. At the closing, the Company and/or the purchasing party, as applicable, shall agree to indemnify and hold harmless the selling party with respect to any future liabilities it may incur as a result of its having been a Partner (other than any liabilities arising out of the selling party’s gross negligence or willful misconduct) and the selling party agrees to make customary representations and warranties as to the ownership of its Partnership Interest and/or DC Corp Shares, as applicable, and the due authorization, execution and delivery of any documents executed in connection with such sale.

Section 8.11 Compliance with Loan Documents. (a) Notwithstanding anything to the contrary herein, any North Beach Put Right or any other Transfer contemplated by this ARTICLE 8 shall be subject to and conditioned upon compliance with the terms of the GMAC Loan and may be prohibited by the applicable Lender under the GMAC Loan. Such compliance may include the substitution of a Loan Guaranty made by an Affiliate of a Partner in favor of the Lender.

ARTICLE 9.

ADMISSION OF ASSIGNEES

Section 9.1 Rights of Assignees. The Assignee of a Partnership Interest has no management or voting rights and, unless the Assignee is a Permitted Transferee, no right to become a Partner. The Assignee’s only rights are the Economic Interest allocable to the Transferred Partnership Interest.

Section 9.2 Admission of Assignee as a Partner. An Assignee shall be admitted as a Partner with all rights of the Partner who initially Transferred the Partnership Interest to the Assignee, but only if (i) the Partner who initially Transferred the Partnership Interest so provides in the instrument of Transfer, (ii) the Assignee agrees in writing to be bound by the provisions of this Agreement, and (iii) subject to Section 9.3, the Class A Partners consent in writing to the admission of the Assignee as a Partner. Each Class A Partner shall have the right to give or withhold its consent to the admission of the Assignee as a Partner in such Class A Partner’s sole and absolute discretion. An Assignee who is admitted as a Partner shall have all the rights and powers and be subject to all the restrictions and liabilities of the Partner who originally Transferred the Partnership Interest. The admission of the Assignee as a Partner, without more, shall not release the Partner who originally Transferred the Partnership Interest from any liability to the Company that exists before such admission.

Section 9.3 Admission of Permitted Transferee as Partner. A Permitted Transferee to whom a Partnership Interest is Transferred or a Person to whom a Partnership Interest has been transferred pursuant to any Parallel Transfer made pursuant to the terms of Article 8 and/or arising from any Transfer under the Hotel Partnership Agreement shall be admitted as a Partner, without the necessity of obtaining the written consent of the other Partners, only if the conditions described in clauses (i) and (ii) of Section 9.2 are satisfied.

ARTICLE 10.

CONTRIBUTION EVENT; DEFAULT AND REMEDIES

Section 10.1 Events of Default, Contribution Event. Each of the events in (a) below shall be deemed to be and is referred to in this Agreement as a “Contribution Event” and each of the events in (b) through (d) shall be deemed to be and is referred to in this Agreement as an “Event of Default”:

(a) the failure by a Class A Partner to pay the Class A Partner’s share of an Additional Capital Contribution to the Company on or before the Due Date;

(b) a default by a Partner in performing or observing any of the provisions of this Agreement (other than those referred to in subsection (a) above or subsection (c) or (d) below, which events will not be remediable) which is not remedied by the Partner (i) within fifteen (15) days after the Nondefaulting Partner gives a written notice to the Defaulting Partner, specifying the default, or (ii) in the case of a default which cannot in good faith be cured within fifteen (15) days, within such additional period, if any, as may be reasonably required by the Defaulting Partner to cure the default in good faith provided that the Defaulting Partner commences the curing of the same within the fifteen (15)-day period (it being intended that, in connection with any default which is not susceptible of being cured in good faith within fifteen (15) days, the time within which the Defaulting Partner is required to cure the default shall be extended for such additional period as may be reasonably necessary to cure the default in good faith but in no event shall such additional period exceed ninety (90) days);

(c) Transfer by a Partner of the Partner’s Partnership Interest in a manner not permitted by Article 8;

(d) the taking of any of the following actions by a Partner (with respect to such Partner) pursuant to or within the meaning of Title 11, Federal Bankruptcy Code (11 U.S.C.A.) or any similar federal or state law for the relief of debtors (“Bankruptcy Law”):

(i) commencing a voluntary case;

(ii) consenting to the entry of an order for relief against the Partner in an involuntary case;

(iii) consenting to the appointment of a receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law (a “Custodian”) of the Partner or for all or substantially all of the Partner’s property;

(iv) making a general assignment for the benefit of the Partner’s creditors; or

(v) the entry by a court of competent jurisdiction of an order or decree under any Bankruptcy Law that:

(A) is for relief against a Partner in an involuntary case, which order or decree remains unstayed and in effect for ninety (90) days,

(B) appoints a Custodian of the Partner for all or substantially all of its property, which order or decree remains unstayed and in effect for ninety (90) days,

(C) orders the liquidation of the Partner, which order or decree remains unstayed and in effect for ninety (90) days,

If a Contribution Event or an Event of Default occurs, the Non-Contributing Partner or the Nondefaulting Partner, as the case may be, shall have the applicable remedies set forth in Sections 10.2 or 10.4.

Section 10.2 Percentage Interest Adjustment upon the Occurrence of a Contribution Event. If a Contribution Event described in Section 10.1(a) occurs, any Contributing Partner shall have the option, but without imposing on it the obligation, to contribute that portion of the Additional Capital Contribution which the Non-Contributing Partner was obligated, but failed, to contribute (and if more than one Contributing Partner exercises such option, or any other right or option under this Article 10, such option or right shall be exercised by each Contributing Partner, pro rata in accordance with their respective Percentage Interests, or in such other manner as they may determine, and the term “Contributing Partner” as used in this Article 10 shall mean the aggregate of such Contributing Partners who exercise such right or option). The option shall be exercised by giving written notice to the Non-Contributing Partner within sixty (60) days after the occurrence of the Contribution Event. If any portion of the Non-Contributing Partner’s share of such Additional Capital Contribution is not so contributed by the Contributing Partner, the Contributing Partner shall have the authority to admit one or more new Persons as limited partners (subject to the provisions of Section 8.2) who shall purchase a Partnership Interest determined in accordance with clauses (i) and (ii) below by making a Capital Contribution to the Company in immediately available funds. If the Contributing Partner(s) and/or the new Partner contribute the Non-Contributing Partner’s share of such Capital Contribution (as well as the Contributing Partner’s own share), the Percentage Interest of the Non-Contributing Partner shall be decreased such that, immediately after such decrease, the Percentage Interest of the Non-Contributing Partner shall be a percentage equal to the Percentage Interest immediately prior to such decrease, less a percentage expressed as a fraction, the numerator of which is one hundred fifty percent (150%) multiplied by the amount of the Additional Capital Contribution that such Non-Contributing Partner failed to contribute (but not below zero), and the denominator of which is the aggregate amount of the Nominal Capital Contributions made by all of the Class A Partners prior to or as of such default, and concomitantly, the Percentage Interest of each of the Contributing Partners who contribute all or a portion of the Non-Contributing Partner’s share, or of a new Partner who contributes all or a portion of such share shall be increased or established, as the case may be, by the same amount (if there is more than one Contributing Partner or there is a Contributing Partner and a new Partner, the Percentage Interests of such Partners shall be increased or established, as the case may be, by a pro rata amount, in accordance with each party’s contribution, of the decrease calculated in accordance with this Section 10.2).

Section 10.3 Obligations of Defaulting or Non-Contributing Partner Continue. A Class A Partner who is a Non-Contributing or Defaulting Partner shall continue to be obligated to make Additional Capital Contributions pursuant to Section 4.3.

Section 10.4 Event of Default; Violation of Section 6.4. (a) If there shall at any time be an Event of Default, then any Nondefaulting Partner shall have the rights and remedies available at law or in equity.

(b) If there shall at any time be a violation or an attempted violation of any of the provisions of Section 6.4 hereof and any rights thereby granted, then any Nondefaulting Partner shall, in addition to all rights and remedies at law or in equity, be entitled to a decree or order restraining such violation; it being hereby acknowledged and agreed that damages at law will not be an adequate remedy for a breach or violation of the provisions set forth in Section 6.4.

ARTICLE 11.

[INTENTIONALLY OMITTED]

ARTICLE 12.

[INTENTIONALLY OMITTED]

ARTICLE 13.

CONFIDENTIALITY

Section 13.1 In General. The terms of this Agreement, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Partners (collectively, the “Confidential Information”) that has not been publicly disclosed pursuant to authorization by the Partners is confidential and proprietary information of the Company and the Partners, the disclosure of which would cause irreparable harm to the Company and the non-disclosing Partner(s). Accordingly, each Partner represents that it has not and agrees that it will not and will direct its members, shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to consent by the non-disclosing Partner and has notified each Partner that it has done so; provided, however, that any Partner (or its Affiliates) may disclose such Confidential Information (i) if required by applicable law or rule of any stock exchange, provided that before making any disclosure of Confidential Information required by law or rule of any stock exchange, such disclosing Partner will notify the other Partners and provide them with a copy of the proposed disclosure containing such Confidential Information and an opportunity to comment thereon before the disclosure is made, (ii) as reasonably necessary in connection with any transaction (including a Corporate Transaction Transfer) authorized pursuant to the terms of this Agreement, provided, however, that, prior to disclosing Confidential Information to any Persons pursuant to this clause (ii), the disclosing Partner shall cause such Persons to enter into appropriate confidentiality agreements committing them to keep such Confidential Information confidential and (iii) in the case of KKR LP, KSL Newco or their Affiliates, to their equity investors.

Section 13.2 Protection. Subject to the provisions of Section 13.1, each Partner agrees not to disclose any Confidential Information to any Person (other than a Person agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise) or use any Confidential Information other than in connection with its performance under this Agreement, and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Partner hereby consents in advance to any motion for any protective order brought by any other Partner represented as being intended by the movant to implement the purposes of this Article 13 provided that, if a Partner receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Partner, then such Partner may disclose the Confidential Information to the extent required if the Partner as promptly as practicable notifies each of the other Partners of the existence, terms and circumstances of the order, consults in good faith with each of the other Partners on the advisability of taking legally available steps to resist or to narrow the order, and if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Partner designates. The cost (including, without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Partner will be borne by the Company.

Section 13.3 Statements Relating to Tax Treatment or Tax Structure. Notwithstanding anything to the contrary in the foregoing provisions of this Section 13 or elsewhere in this Agreement, any Partner (and any employee, representative or other agent of any Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any Partner relating to such tax treatment and tax structure; provided, however, that any such information and materials shall be kept confidential to the extent necessary to comply with any applicable securities laws. For purposes of the preceding sentence, the tax treatment and tax structure of the transactions contemplated by this Agreement shall not be deemed to include the identity of the Partners, the location of the Property or the amount of any Partner’s Capital Contributions. The foregoing authorization of disclosure is retroactively effective immediately upon commencement of the first discussions among the Partners regarding the transactions contemplated hereby, and the Partners aver and affirm that this tax disclosure authorization has been given on a date which is no later than 30 days from the first day that any Partner (or any employee, representative, or other agent of a Partner) first made or provided a statement as to the potential federal income tax consequences that may result from the transactions contemplated hereby.

Section 13.4 Survival. The covenants contained in this Article 13 will survive the Transfer of the Partnership Interests of any Partner, the termination of this Agreement and/or the dissolution of the Company.

ARTICLE 14.

DISSOLUTION OF COMPANY

Section 14.1 Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon the consent in writing by the Partners, acting unanimously, that the Company shall be dissolved.

The Company shall not be dissolved by the resignation, withdrawal, bankruptcy or dissolution of a Partner and the Company’s business shall continue pursuant to Section 17-801 of the Act. In the event of the withdrawal of the General Partner, within 90 days after such withdrawal, the Class A Limited Partners shall appoint, effective as of the date of the withdrawal, a replacement general partner or general partners for the Company by the affirmative vote of the Class A Limited Partners owning at least sixty percent (60%) of the total Percentage Interests of all Class A Limited Partners.

Section 14.2 Winding Up. If the Company is dissolved, the General Partner shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate all property of the Company. Any act or event (including the passage of time) causing dissolution of the Company shall in no way affect the validity of, or shorten the term of, any lease, contract or other obligation entered into by or on behalf of the Company. The full rights, powers and authorities of the General Partner shall continue so long as appropriate and necessary to complete the process of winding up the business and affairs of the Company.

Section 14.3 Application of Assets in Winding Up. Except as otherwise provided in Section 14.1, upon the occurrence of an event described in Section 14.1, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with or not necessary to or appropriate for the winding up of the Company’s business and affairs. The General Partner (or in the event there is no general partner, any Partner elected by the Class A Partners owning at least sixty percent (60%) of the Percentage Interests of the Class A Partners) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and assets and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefore, shall be applied and distributed in the following order:

(a) First, to pay any debts or liabilities of the Company, and then to pay any costs and expenses of winding up and terminating the Company;

(b) Second, to establish any reserves which the General Partner reasonably determines to be necessary to provide for any contingent or unforeseen liabilities or obligations of the Company; but at the expiration of such period of time as the General Partner determines to be advisable, the balance of the reserves remaining after the payment of such contingencies shall be distributed in the manner hereinafter provided in this Section 14.3;

(c) Thereafter, in accordance with Section 5.1(a) above.

Section 14.4 Negative Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (x) distributions shall be made pursuant to this Article 14 to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (y) if the General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), such General Partner shall contribute to the capital of the Company the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). If any Limited Partner or its Assignee has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Person shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. The Company has the right to retain any Distributions due a Partner to offset such Partner’s obligations hereunder.

Section 14.5 Termination. The Company shall terminate, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act, when all of its property shall have been disposed of and the net proceeds and liquid assets, after satisfaction of liabilities to Company creditors, shall have been distributed among the Partners. The General Partner shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

ARTICLE 15.

MISCELLANEOUS PROVISIONS

Section 15.1 Subsidiary Entities. Intentionally Omitted.

Section 15.2 Amendment and Modification. This Agreement may not be amended or modified except by an instrument in writing signed by all of the parties hereto; provided, however, that an amendment (i) necessary in connection with the exercise of any North Beach Put Rights or (ii) that grants rights to a new Partner pursuant to Section 4.3(c) or Section 10.2 shall not require an instrument in writing signed by any Partner other than the General Partner.

Section 15.3 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors, assigns and transferees, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 15.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied, or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or other recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the General Partner, SHC TRS or DC Corp, to:

Strategic Hotel Capital, Inc.

77 West Wacker

Suite 4600

Chicago, Illinois 60601

Facsimile: 312-658-5794

Attention:	Laurence Geller
Paula Maggio

with a copy to:

Perkins Coie LLP

131 South Dearborn Street

Suite 1700

Chicago, Illinois 60603-5559

Facsimile: 312-324-9400

Attention:	Phillip Gordon

(b) If to KSL Newco, to:

c/o KSL Resorts

50-905 Avenida Bermudas

La Quinta, California 92253

Facsimile: 760-564-8003

Attention:	Chief Financial Officer
General Counsel

with a copy to:

Squire, Sanders & Dempsey

Two Renaissance Square

40 North Central Avenue, Suite 2700

Phoenix, Arizona 85004

Facsimile: 602-253-8129

Attention:	Richard F. Ross

(c) If to KKR LP, Recreation or DC Corp, to:

Kohlberg Kravis Roberts & Co.

9 West 57th Street

Suite 4200

New York, New York 10019

Facsimile: 212-750-0003

Attention:	John Saer
Tagar Olson

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile: 212-455-2502

Attention:	Gary Horowitz

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

Section 15.5 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 15.6 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 15.7 Governing Law; Choice of Forum. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware (without giving effect to such State’s conflicts of laws principles). Each of the parties hereto hereby irrevocably consents, to the maximum extent permitted by law, that any action or proceeding relating to this Agreement or the transactions contemplated hereby shall be brought, at the option of the party instituting the action or proceeding, in any court of general jurisdiction in New Castle County, Delaware, in the United States District Court

for the State of Delaware or in any state or federal court sitting in the area currently comprising the District of Delaware. Each of the parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten days after the same shall have been posted. Nothing contained in this Section 15.7 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 15.8 Public Announcements. Each Partner shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, except for statements required by law or by any listing agreements with any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures filed pursuant to the Securities Act of 1933, as amended and the regulations thereunder or the Securities Exchange Act of 1934, as amended and the rules thereunder.

Section 15.9 Headings. The headings in this Agreement are for convenience of reference only and are not intended to be and shall not describe, interpret, define, or limit the scope, intent or extent of any of the provisions of this Agreement.

Section 15.10 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 15.11 Jury Trial Waiver. EACH PARTNER HEREBY WAIVES SUCH PARTNER’S RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY EACH PARTNER. EACH PARTNER ACKNOWLEDGES THAT NO PERSON HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTNER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTNER HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND EACH PARTNER WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTNER FURTHER ACKNOWLEDGES THAT EACH HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER.

Section 15.12 Attorneys’ Fees. In the event that a party hereto is required t incurred by the Company o take any action or retains legal counsel to enforce any of the provisions of this Agreement or seek damages for breach of this Agreement, the prevailing party shall be paid, in addition to all other sums that may be required to be paid, a commercially reasonable sum for the prevailing party’s attorneys’ fees and paralegal and related fees.

Section 15.13 Incorporation of Recitals. The recitals set forth above are incorporated and made a part of this Agreement as if fully set forth herein.

Section 15.14 LLC Conversion. Subject to compliance with the Loan Documents, the General Partner shall have the right to convert the form of organization of the Company from a limited partnership to a limited liability company at any time so long as the economic interests, and the other rights under this Agreement of the Class A Limited Partners and the Class B Limited Partners are unaffected by the conversion. The Class A Limited Partners and the Class B Limited Partners hereby agree to such conversion. The costs in connection with such conversion shall be borne by the Company.

Section 15.15 DC Corp REIT Elections. The Partners hereby acknowledge that DC Corp may elect to be treated as a (i) real estate investment trust (“REIT”) under Code Section 856, or (ii) taxable REIT subsidiary under Code Section 856(l), for any taxable year and succeeding taxable years. The Partners and all shareholders of DC Corp agree to cooperate with actions reasonably required to effectuate and qualify DC Corp as a REIT or taxable REIT subsidiary so long as (i) the economic interests, and the other rights under this Agreement of the Class A Limited Partners and the Class B Limited Partners are unaffected by the election and (ii) the Company shall not bear the costs of the election and such costs shall be borne by the DC Corp shareholders who benefit from such election.

Section 15.16 Shareholders of DC Corp. Recreation and SHC del Coronado, L.L.C., as shareholders in DC Corp, hereby acknowledge the provisions of this Agreement governing the relationship among those with economic interests in the Company and agree to abide by those principles in the governance of DC Corp. For example, transfers of DC Corp Shares shall only be permitted on the same terms as the Transfer of Partnership Interests pursuant to the provisions of Article 8 of this Agreement. The foregoing shall be reflected in a shareholders’ agreement dated as of the date hereof between Recreation and SHC del Coronado, L.L.C.

Section 15.17 Protective Actions. Notwithstanding any provision of this Agreement to the contrary, if any otherwise permitted action which may, or is required to, be taken, by the Company or a Partner under this Agreement would, in the commercially reasonable judgment of the Strategic Partners, (i) cause Strategic REIT to be required to consolidate the ownership of its investment in the Company on Strategic

REIT’s books for GAAP accounting purposes, (ii) trigger a property tax reassessment of the Property or (iii) jeopardize Strategic REIT’s status as a real estate investment trust under the Code (a “Prohibited Result”), the Strategic Partners may cause the Company or the affected Partners to restructure or modify such action to the extent reasonably necessary to prevent the Prohibited Result, provided such modification or restructuring does not affect the economic interests and other rights under this agreement of the Class A Limited Partners and the Class B Limited Partners, including, without limitation, a triggering of a property tax reassessment. The costs in connection with such modification or restructuring shall not be borne by the Company but shall be borne solely by the General Partner or its Affiliates (other than the Company or the Subsidiaries).

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY; SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

The undersigned parties have or caused to be signed this Amended and Restated Limited Liability Limited Partnership Agreement of the Company as of the day and year first above written.

GENERAL PARTNER:

DTRS NORTH BEACH DEL CORONADO, LLC,
a Delaware limited liability company

By:	/s/ J. C. Cyr
Name: J. C. Cyr Title: Senior Vice President

LIMITED PARTNERS:

DTRS NORTH BEACH DEL CORONADO, LLC,
a Delaware limited liability company

By:	/s/ J. C. Cyr
Name: J. C. Cyr Title: Senior Vice President

HDC DC CORPORATION,
a Delaware corporation

By:	/s/ Nola S. Dyal
Name: Nola S. Dyal Title: Vice President

KSL DC NEWCO, LLC,
a Delaware limited liability company

By:	/s/ Steven S. Siegel
Name: Steven S. Siegel Title: Vice President

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DCORO HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Tagar Olson
Name: Tagar Olson Title: Senior Vice President

Approved and Agreed to with respect to
Section 15.16:

HDC RECREATION HOLDINGS I, LLC,
a Delaware limited liability company

By:	/s/ Nola S. Dyal
Name: Nola S. Dyal Title: Vice President

SHC DEL CORONADO, L.L.C.,
a Delaware limited liability company

By:	/s/ J. C. Cyr
Name: J. C. Cyr Title: Senior Vice President

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EXHIBIT A

NORTH BEACH PROPERTY DESCRIPTION

REAL PROPERTY IN THE CITY OF CORONADO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:

THAT PORTION OF PARCEL 1 OF PARCEL MAP NO. 13594, IN THE CITY OF CORONADO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY ON DECEMBER 14, 1984 AS FILE NO. 84-466433. TOGETHER WITH THAT PORTION OF BLOCK 2-A OF CORONADO BEACH SOUTH ISLAND, MAP NO. 376, IN THE CITY OF CORONADO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY NOVEMBER 12, 1886. AS SHOWN ON RECORD OF SURVEY NO. 5439, RECORDED APRIL 18, 1960 AS FILE NO. 79843, RECORD OF SURVEY NO. 6857, RECORDED MAY 9, 1967 AS FILE NO. 65237 AND RECORD OF SURVEY NO. 13724, RECORDED APRIL 17, 1992 AS FILE NO. 92-225189. MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE MOST NORTHWESTERLY CORNER OF SAID PARCEL 1 OF PARCEL MAP 13594, SAID POINT BEING ON THE SOUTHERLY RIGHT OF WAY OF R.H. DANA PLACE, A VARIABLE WIDTH PUBLIC STREET, SAID POINT BEING ON THE ARC OF A NON-TANGENT 1025.37 FOOT RADIUS CURVE, CONCAVE NORTHERLY, A RADIAL LINE TO WHICH BEARS SOUTH 09°34’12” WEST, SAID POINT ALSO BEING THE TRUE POINT OF BEGINNING; THENCE EASTERLY ALONG THE ARC OF SAID 1025.37 FOOT RADIUS CURVE, AND SAID SOUTHERLY RIGHT OF WAY, THROUGH A CENTRAL ANGLE OF 0°33’04”, 9.86 FEET TO A POINT OF REVERSE CURVATURE OF A NON-TANGENT 548.34 FOOT RADIUS CURVE, CONCAVE NORTHERLY, A RADIAL LINE TO WHICH BEARS SOUTH 09°11’19” WEST; THENCE EASTERLY ALONG THE ARC OF SAID 548.34 FOOT RADIUS CURVE, AND CONTINUING ALONG SAID SOUTHERLY RIGHT OF WAY, THROUGH A CENTRAL ANGLE OF 4°45’02”, 45.46 FEET TO A POINT OF COMPOUND CURVATURE OF A NON-TANGENT 1025.37 FOOT RADIUS CURVE, CONCAVE NORTHERLY, A RADIAL LINE TO WHICH BEARS SOUTH 10°43’42” WEST; THENCE EASTERLY ALONG THE ARC OF SAID 1025.37 FOOT RADIUS CURVE, AND CONTINUING ALONG SAID SOUTHERLY RIGHT OF WAY, THROUGH A CENTRAL ANGLE OF 7°38’09” 136.65 FEET TO A POINT ON THE ARC OF A TANGENT 130.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, A RADIAL LINE TO WHICH BEARS NORTH 86°38’16” WEST; THENCE LEAVING SAID SOUTHERLY RIGHT OF WAY, SOUTHEASTERLY ALONG THE ARC OF SAID 130.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 57°10’51” 129.74 FEET; THENCE TANGENT FROM SAID CURVE, SOUTH 53°49’07” EAST 109.40 FEET; THENCE NORTH 36°10’53” EAST 7.67 FEET; THENCE SOUTH 53°49’07” EAST 94.08 FEET; THENCE SOUTH 72°27’35” EAST 14.49 FEET TO THE BEGINNING OF A NON-TANGENT 49.00 FOOT RADIUS CURVE, CONCAVE

NORTHEASTERLY, A RADIAL LINE TO WHICH BEARS NORTH 72°27’37” WEST; THENCE SOUTHEASTERLY ALONG THE ARC OF SAID 49.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 100°28’40”, 85.93 FEET; THENCE SOUTH 01°50’14” WEST 31.87 FEET; THENCE SOUTH 36°10’53” WEST 56.15 FEET; THENCE NORTH 53°49’07” WEST 26.55 FEET; THENCE SOUTH 36°10’53” WEST 26.08 FEET; THENCE NORTH 53°49’07” WEST 5.92 FEET; THENCE SOUTH 36°10’53” WEST 43.67 FEET; THENCE SOUTH 53°49’07” EAST 5.92 FEET; THENCE SOUTH 36°10’53” WEST 35.61 FEET; THENCE SOUTH 53°49’07” EAST 21.92 FEET; THENCE SOUTH 36°10’53” WEST 30.03 FEET; THENCE SOUTH 53°49’07” EAST 4.96 FEET; THENCE SOUTH 36°10’53” WEST 76.43 FEET; THENCE NORTH 58°48’28” WEST 21.66 FEET TO THE BEGINNING OF A TANGENT 186.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, A RADIAL LINE TO WHICH BEARS SOUTH 31°11’32” WEST; THENCE NORTHWESTERLY ALONG THE ARC OF SAID 186.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 49°17’30”, 160.02 FEET TO A POINT OF REVERSE CURVATURE OF A TANGENT 233.00 FOOT RADIUS CURVE, CONCAVE SOUTHWESTERLY, A RADIAL LINE TO WHICH BEARS NORTH 80°29’02” EAST; THENCE NORTHWESTERLY ALONG THE ARC OF SAID 233.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 15°36’05”, 63.44 FEET TO THE SOUTHEASTERLY LINE OF SAID RECORD OF SURVEY Nos. 5439, 6857 AND 13724; THENCE CONTINUING ALONG THE ARC OF SAID 233.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 3°52’46”, 15.78 FEET; THENCE TANGENT FROM SAID CURVE, NORTH 28°59’49” WEST 38.98 FEET TO THE BEGINNING OF A TANGENT 287.00 FOOT RADIUS CURVE, CONCAVE SOUTHWESTERLY, A RADIAL LINE TO WHICH BEARS NORTH 61°00’11” EAST; THENCE NORTHWESTERLY ALONG THE ARC OF SAID 287.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 23°39’42”, 118.52 FEET TO A POINT OF REVERSE CURVATURE OF A TANGENT 500.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, A RADIAL LINE TO WHICH BEARS SOUTH 37°20’29” WEST; THENCE NORTHWESTERLY ALONG THE ARC OF SAID 500.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 11°11’28”, 97.66 FEET TO A POINT OF COMPOUND CURVATURE OF A TANGENT 145.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, A RADIAL LINE TO WHICH BEARS SOUTH 48°31’57” WEST; THENCE NORTHWESTERLY ALONG THE ARC OF SAID 145.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 53°05’04”, 134.34 FEET TO THE NORTHWESTERLY LINE OF SAID RECORD OF SURVEY Nos. 5439, 6857 AND 13724; THENCE ALONG SAID NORTHWESTERLY LINE, NORTH 33°19’17” EAST (RECORD, NORTH 32°27’20” EAST ROS 5439, NORTH 32°50’ WEST ROS 6857 AND 13724) 19.28 FEET TO THE NORTHWEST CORNER OF SAID RECORDS OF SURVEY, SAID CORNER ALSO BEING A NORTHWEST CORNER OF SAID PARCEL 1; THENCE ALONG A NORTHWESTERLY LINE OF SAID PARCEL 1, NORTH 33°19’17” EAST (RECORD NORTH 32°50’00” EAST) 25.25 FEET TO THE TRUE POINT OF BEGINNING.

THE ABOVE PROPERTY IS FURTHER SHOWN AND DESCRIBED AS “PARCEL C” IN THAT CERTAIN GRANT DEED-LOT LINE ADJUSTMENT EXECUTED BY CNL HOTEL DEL PARTNERS, LP, A DELAWARE LIMITED PARTNERSHIP, RECORDED ON DECEMBER 6, 2005, AS DOCUMENT NO. 2005-1048453 OF OFFICIAL RECORDS.

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EXHIBIT B

“BOOK-UP” TO PARTNERS’ CAPITAL ACCOUNTS

To be determined by the Partners subsequent to the Effective Date.

EXHIBIT C

ALLOCATION EXAMPLES

To be determined by the Partners subsequent to the Effective Date.

EXHIBIT D

NOMINAL CAPITAL CONTRIBUTIONS

Class A Partners	Nominal Capital Contribution
DTRS North Beach del Coronado, LLC	$445.686
KSL DC Newco, LLC	$142.449
DCORO Holdings, LLC	$401.865
HdC DC Corporation	$10.000

Total	$1000.000

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EXHIBIT E

DEVELOPMENT AGREEMENT

EXHIBIT F

GUARANTY AGREEMENT